  As filed with the Securities and Exchange Commission on March 23, 2000

                                                 Registration No. 333-32542
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                        MODEM MEDIA . POPPE TYSON, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                     Delaware                                          06-1464807
         (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                         Identification Number)

                                230 East Avenue
                               Norwalk, CT 06855
                                 (203) 299-7000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                  -----------
                                  Sloane Levy
                        Vice President, General Counsel
                        Modem Media . Poppe Tyson, Inc.
                                230 East Avenue
                               Norwalk, CT 06855
                                 (203) 299-7000
                              Fax: (203) 299-7461
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -----------
                                   Copies to:

                    Alan Dean                                    William J. Whelan, III
               Davis Polk & Wardwell                            Cravath, Swaine & Moore
               450 Lexington Avenue                                825 Eighth Avenue
             New York, New York 10017                           New York, New York 10019
                  (212) 450-4000                                     (212) 474-1000
                Fax: (212) 450-4800                               Fax: (212) 474-3700

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                  -----------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 23, 2000

                                4,500,000 Shares

                   [LOGO OF MODEM MEDIA . POPPE TYSON, INC.]

                              Class A Common Stock

                                   --------

  We are selling 1,567,803 shares of Class A common stock and the selling stockholders are selling 2,932,197 shares of Class A common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

  Our Class A common stock is traded on The Nasdaq Stock Market's National Market under the symbol "MMPT." On March 22, 2000, the last reported sale price of our Class A common stock was $45 1/4 per share.

  The underwriters have an option to purchase a maximum of 675,000 additional shares to cover over-allotments of shares.

  Investing in our Class A common stock involves risks. See "Risk Factors" on page 4.

                                                     Underwriting              Proceeds to
                                            Price to Discounts and Proceeds to   Selling
                                             Public   Commissions    Company   Stockholders
                                            -------- ------------- ----------- ------------
Per Share..................................    $           $            $           $
Total......................................  $          $            $            $

  Delivery of the shares of Class A common stock will be made on or about
, 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston
                  Robertson Stephens
                                   Thomas Weisel Partners LLC
                                                    First Union Securities, Inc.

                  The date of this prospectus is      , 2000.

                     INSIDE FRONT COVER PAGE OF PROSPECTUS

     [The page has a photograph of a woman drinking from a coffee mug. Next to her face is the caption, "Before you spend millions to build the most powerful e-business in the world, take a moment to remember that true power on the Web resides with me."

     Towards the bottom of the page is the following text: "Understanding individual customer needs. Conceiving e-services to meet those needs. Distributing those services to the exact place and time they're needed most. That's what we call Me-business/SM/. We're Modem Media. For over 12 years, we've been providing strategy and technology-based solutions for industry-leading companies and their customers." To the right of this text is Modem Media's logo.

     Under the logo is the following list of cities, separated by short vertical lines: San Francisco, New York, London, Tokyo, Sao Paulo, Hong Kong, Munich, Toronto, Paris, Norwalk.

     This page opens to reveal a two-page fold-out graphic inside. The graphic has the caption "Focus: Modem Media conceives, develops and distributes customer-focused Internet solutions by:" across the top of the page.

     The graphic is then broken up into five separate segments, each numbered, with "1" on the top left, "2" on the top right, "3" to the left of center, "4" on the bottom left and "5" on the bottom right. Each number is accompanied by a bolded caption, one or more screenshots, and accompanying text. The screenshots and text are set off with thin lines and box-like highlighting.

     Next to "1" is the bolded caption: "Understanding customers and their online needs." The screenshot depicts Citibank's website. The text next to the screenshot reads, "Over the past 12 years, we have managed customer interactions over the Internet and other interactive channels. We know what makes customers click, and we put that knowledge to work for our clients."

     Next to "2" is the bolded caption: "Using conceptual and technology skills to create services that meet customers needs." The screenshot depicts the website of the Opel division of General Motors. The text next to the screenshot reads, "People read newspapers and watch TVs, but they use the Web. Our sites provide services that help people get things done."

     Next to "3" is the bolded caption: "Distributing services to customers across Internet-enabled channels." The screenshot depicts a Mentadent/R/ e-mail to a customer to the left of the text and a mobile phone, a PDA and two banner advertisements to the right of the text. The text next to the screenshot reads, "The services we create can be detached and distributed seamlessly across many channels and devices, via our Me-business/sm/ Network. That means customers can access those services whenever and wherever they're needed most."

     Next to "4" is the bolded caption: "Creating new transaction opportunities for our clients." The screenshot depicts John Hancock's website and a John Hancock banner advertisement. The text next to the screenshot reads, "If customers can access our services anywhere and anytime, they can also transact with our clients anywhere and anytime. That means more opportunities to meet customer needs, and more potential revenue for our clients."

     Next to "5" is the bolded caption: "Measuring effectiveness and improving constantly." The screenshot depicts the website of Delta Air Lines. The text next to the screenshot reads, "Our CentrPort/sm/ technology enables us to gather data about the effectiveness of many transactions we generate. That data is used to help us understand customer needs better, so that we can customize our services for them, and produce better results for our clients."

     Across the bottom of the page is the caption "Results: Successful e-business relationships for our industry-leading clients and their customers."]

                                 ------------

                               TABLE OF CONTENTS

                                    Page
                                    ----
Prospectus Summary.................   1
Risk Factors.......................   4
Special Note on Forward-Looking
 Statements........................  14
Use of Proceeds....................  15
Dividend Policy....................  15
Price Range of Our Class A Common
 Stock.............................  15
Capitalization.....................  16
Selected Financial Data............  17
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........  18
Business...........................  25
Management.........................  34

                                     Page
                                     ----
Certain Relationships and Related
 Transactions......................   39
Principal and Selling
 Stockholders......................   40
Shares Eligible for Future Sale....   42
Description of Capital Stock.......   45
U.S. Federal Tax Considerations for
 Non-U.S. Holders of our Class A
 Common Stock......................   48
Underwriting.......................   50
Notice to Canadian Residents.......   52
Legal Matters......................   53
Experts............................   53
Where You Can Find More
 Information.......................   53
Index to Financial Statements......  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   "Modem Media" and "Me-business" are service marks of Modem Media. "CentrPort" is a service mark of CentrPort, LLC.

                      [This Page Intentionally Left Blank]

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in shares of our Class A common stock. We urge you to read this entire prospectus carefully, including the "Risk Factors" section, the consolidated financial statements and the notes to those statements, the unaudited pro forma combined financial statements and the notes to those statements, as well as the documents incorporated by reference in this prospectus.

   In this prospectus, the terms "Modem Media," "we," "us" and "our" refer to Modem Media . Poppe Tyson, Inc. Unless otherwise indicated, all share amounts and financial information presented in this prospectus:

  .  assume that the underwriters' over-allotment option is not exercised;

  . give effect to a 2-for-1 split of both our Class A and Class B common stock, which occurred on March 1, 2000; and

  . give effect to the conversion of all outstanding shares of our Class B common stock into shares of our Class A common stock upon consummation of this offering.

                                    Overview

   We are a leading Internet professional services firm focused on conceiving, developing and distributing customer-focused Internet solutions for Global 500 and select online businesses. Our customer-focused approach combines technology-driven solutions with a deep understanding of the customer's unique needs to create e-business solutions that are more rewarding for both our clients and their customers. We combine our experience in business strategy, creative design, technology and marketing to deliver to our clients, on a global basis, an integrated service offering that includes:

  .  strategic consulting and customer research;
  .  design, development and implementation of e-business websites;
  . distribution and marketing of customized services across multiple Internet-enabled communication channels; and
  . collection and analysis of customer data and measurement of the effectiveness of our e-business solutions.

We call this comprehensive approach, focused on building enduring, mutually beneficial client-customer relationships, Me-business SM, since in the eyes of the customer, the company that best answers "my" needs will get "my" business.

   We established the Me-business Network to enhance the distribution of our Me-business solutions to our clients' customers. The network is designed to seamlessly deliver services across multiple Internet-enabled communication channels including websites, e-mail, wireless devices and call centers by deploying the functionality of best-of-breed vendors on each channel. Through CentrPort SM, our proprietary data and distribution management platform, we provide clients an outsourced service to identify, accumulate and analyze customer data generated through the Me-business Network's various communication channels. By enabling a cross-channel understanding of individual customer needs, we can continuously tailor new services for our clients' customers and deliver them appropriately.

   Since our inception in 1987, we have established and maintained relationships with Global 500 and select online businesses. Our clients include Citibank, Coca-Cola, Delta Air Lines, E*TRADE, General Electric, General Motors, IBM, Intel and Women.com. We service our clients through a global network of eleven offices in North America, Latin America, Europe and Asia with our staff of over 750 employees.

                                  The Offering

 Class A common stock offered in this
  offering:
   By Modem Media......................  1,567,803
   By the selling stockholders.........  2,932,197
                                        ----------
    Total..............................  4,500,000 shares
 Class A common stock to be outstanding
  after this offering.................. 25,614,133 shares
 Over-allotment option:
   By Modem Media......................    175,000
   By True North Communications Inc....    500,000
                                        ----------
    Total..............................    675,000 shares
 Use of proceeds....................... For general corporate purposes including working capital and capital expenditures. We will not
                                        receive any proceeds from the sale of the shares by
                                        the selling stockholders.
 Dividend policy....................... We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the
                                        operation of our business and to fund future growth.
 Nasdaq National Market symbol......... MMPT

   The foregoing information is based on the number of shares outstanding as of March 1, 2000. The number of shares of Class A common stock outstanding excludes, in each case as of March 1, 2000:

  . an aggregate of approximately 130,647 shares issued upon the exercise of options during the period March 1, 2000 through March 10, 2000;

  . an aggregate of 5,775,100 shares issuable upon the exercise of outstanding options and warrants at a weighted average exercise price of $13.06 per share;

  . 4,461,086 additional shares that could be issued under our stock-based compensation plans; and

  . an aggregate of 1,046,656 shares issuable upon the exercise of outstanding options under the Vivid Holdings, Inc. 1999 stock option plan, at a weighted average exercise price of $2.41 per share.

                                ----------------

   Our principal executive offices are located at 230 East Avenue, Norwalk, Connecticut 06855 and our telephone number is (203) 299-7000. We maintain a website at www.modemmedia.com. Information contained on our website should not be considered to be a part of this prospectus.

                             SUMMARY FINANCIAL DATA

   The following summary and pro forma financial data should be read in conjunction with the consolidated financial statements and notes thereto, the unaudited pro forma combined financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Financial Data" included elsewhere in this prospectus. The pro forma statements of operations data give effect to the acquisition of Vivid Holdings, Inc. and Vivid Publishing, Inc. (collectively "Vivid"), as if the acquisition had closed on January 1, 1999.

                                        Year Ended December 31,
                          -------------------------------------------------------
                                                                       Pro Forma
                           1995     1996     1997     1998     1999      1999
                          -------  -------  -------  -------  ------- -----------
                           (in thousands, except per share data)      (unaudited)
Statements of Operations
 Data:
Revenues................  $   438  $ 2,093  $25,497  $42,544  $74,036  $ 81,067
Cost of revenues........      308    1,322   12,045   23,249   32,991    38,602
                          -------  -------  -------  -------  -------  --------
Gross margin............      130      771   13,452   19,295   41,045    42,465
Sales and marketing.....      --       --       769    1,098    1,658     1,969
General and
 administrative.........      215      712   12,118   19,750   29,683    33,004
Amortization of
 goodwill...............      --       --     1,666    1,768    2,959    15,615
Operating losses of True
 North Units Held for
 Transfer...............    1,766    1,309    2,180       13      --        --
                          -------  -------  -------  -------  -------  --------
Operating (loss)
 income.................   (1,851)  (1,250)  (3,281)  (3,334)   6,745    (8,123)
Interest (expense)
 income, net............      --       --       (76)      29    1,975     1,630
                          -------  -------  -------  -------  -------  --------
(Loss) income before
 income taxes...........   (1,851)  (1,250)  (3,357)  (3,305)   8,720    (6,493)
(Benefit) provision for
 income taxes...........     (873)    (548)    (248)    (102)   5,703     4,603
                          -------  -------  -------  -------  -------  --------
Net (loss) income.......  $  (978) $  (702) $(3,109) $(3,203) $ 3,017  $(11,096)
                          =======  =======  =======  =======  =======  ========
Net (loss) income per
 share:
  Basic.................  $   --   $(17.55) $ (0.21) $ (0.21) $  0.14  $  (0.50)
                          =======  =======  =======  =======  =======  ========
  Diluted...............  $   --   $(17.55) $ (0.21) $ (0.21) $  0.13  $  (0.50)
                          =======  =======  =======  =======  =======  ========

                                                     December 31, 1999
                                             ---------------------------------
                                                                  Pro Forma As
                                              Actual   Pro Forma    Adjusted
                                             -------- ----------- ------------
                                                      (unaudited) (unaudited)
Balance Sheet Data:
Cash and cash equivalents................... $ 30,265  $ 20,092     $ 86,488
Short-term investments......................   16,859    16,859       16,859
Working capital.............................   37,687    27,266       93,662
Total assets................................  145,732   200,876      267,272
Capital lease obligations, less current
 portion....................................      471       471          471
Other long-term obligations.................      221       221          221
Total stockholders' equity..................  111,476   164,876      231,272

   The balance sheet data are set forth on an actual basis, on a pro forma basis giving effect to our acquisition of Vivid as if the acquisition had closed on December 31, 1999, and on a pro forma as adjusted basis after giving effect to our offering of shares of Class A common stock at an assumed public offering price of $45 1/4 per share.

                                  RISK FACTORS

   You should carefully consider each of the following risks and all of the other information set forth and incorporated by reference in this prospectus before deciding to invest in shares of our Class A common stock. Some of the following risks relate principally to our business in general and the industry in which we operate. Other risks relate principally to the securities market and ownership of our stock.

   Our business, financial condition or results of operations could be materially adversely affected and the trading price of our Class A common stock could decline due to any of these risks. As a result, you may lose all or part of your investment.

Risks Relating to Our Business

 We have a history of operating losses, and we expect to incur net losses for the foreseeable future

   We have experienced operating or net losses in nine of the twelve quarters in the period from January 1, 1997 to December 31, 1999. Although we have experienced revenue growth and profitability in recent periods, our recent growth may not be sustainable or indicative of future operating results. We have incurred substantial costs to expand and integrate our operations, and we intend to continue to invest heavily in global expansion efforts, sales and marketing, technology platforms, infrastructure development and the hiring of additional personnel. We have current plans to significantly increase our hiring efforts and costs associated with these new hires will begin to accrue before we are realizing corresponding revenues generated by them. As a result of the amortization of goodwill related to the acquisition of Vivid, and these increased costs, we expect to incur net losses for the foreseeable future.

 Our operating results depend on our relationship with a limited number of clients

   Our results of operations and our business depend on our relationships with a limited number of large clients. Set forth below are the percentages of revenues during 1998 and 1999 for each of our clients that accounted for more that 10% of our revenues and for our five largest clients combined:

                                                        Year Ended December 31,
                                                        ------------------------
      Client                                             1998         1999
      ------                                            -------- ---------------
      AT&T.............................................    20.7%  less than 10%
      Citibank.........................................    12.8       13.8
      Five largest clients combined....................    53.4       45.1

   We cannot assure you that we will be able to maintain our historical rate of growth or our current level of revenues derived from these clients or any other client in the future. We resigned from our relationship with AT&T in June 1999 and at this time do not expect AT&T to be a significant client of ours in the future.

   We generally do not have long-term contracts with our clients. Our clients typically hire us one project at a time. Moreover, our clients generally have the right to terminate their relationships with us without penalty and with relatively short or no notice. Once a project is completed we cannot assure you that a client will engage us for further services. As a result, a client that generates substantial revenue for us in one period may not be a substantial source of revenue in a subsequent period. We expect a relatively high level of client concentration to continue but not necessarily involve the same clients from period to period. The termination of our business relationships with any of our significant clients, or a material reduction in the use of our services by any of our significant clients, could adversely affect our future financial performance.

 Variability of our quarter-to-quarter operating results may impact our stock price

   Our quarterly operating results have fluctuated in the past, and may continue to fluctuate in the future as a result of a variety of factors, many of which are outside of our control, including:

  .  the loss of or resignation from a significant client;

  . the timing of new hires in anticipation of growth in our business and employee attrition;

  .  the timing and scope of new projects;

  .  the devotion of resources to new business development;

  .  reduction, cancellation or completion of major projects;

  .  the opening or closing of an office;

  .  costs related to the expansion of our business;

  .  our relative mix of domestic versus international business;

  .  changes in pricing by us or our competitors;

  .  employee utilization rates;

  .  integration of acquisitions; and

  . use of more expensive temporary employees to provide our professional services.

   As a result of these fluctuations, we believe that period-to-period comparisons of our operating results cannot be relied upon as indicators of our future performance. In some periods our operating results may fall below the expectations of securities analysts and investors due to any of the factors described above. If this occurs, the trading price of our Class A common stock would likely decline.

   We also experience some variation in operating results throughout the year that results in part from the Internet professional services spending patterns and business cycles of our clients, and from Internet professional services spending patterns in general. Our revenues have historically been higher during the second half of our fiscal year. We expect this variation in operating results to continue in the future.

 If we fail to accurately estimate costs in fixed-fee projects, our operating results may be adversely affected

   In 1999, approximately 76% of our revenues were derived from fixed-fee projects. Because of the complexity of many of our client engagements, accurately estimating the cost, scope and duration of a particular project can be a difficult task. With respect to any single fixed-fee project, if we fail to estimate costs accurately, control costs or anticipate technical problems, our future financial performance could be adversely affected. We may also be forced to devote additional resources to these projects for which we will not receive additional compensation. We recognize revenues from fixed-fee projects as services are rendered. To the extent our estimates are inaccurate, the revenues and operating profits, if any, we report for periods during which we are working on a project may not accurately reflect the final results of the project and we would be required to record an expense for such period equal to the amount by which our revenues were previously overstated.

 To succeed in our labor intensive business, we must recruit and retain qualified professionals, who are currently in high demand

   The labor-intensive Internet professional services industry currently faces a shortage of qualified personnel, at all levels of experience, which we expect to continue. We compete intensely with other companies to recruit and hire from this limited pool. Our inability to hire and retain personnel would cause our business results to suffer. In addition, our ability to generate revenues directly relates to our personnel, both in terms of the number and expertise of the personnel we have available to work on our projects and the mix of full time employees and temporary employees that we utilize. As a result, if we fail to retain existing employees or hire new employees, we may not be able to complete or retain existing engagements or bid for new engagements of similar scope or revenues and our business, financial condition and operating results could be materially and adversely affected. We are particularly dependent on a limited number of technical personnel to develop our CentrPort technology. Losing any of these individuals could delay the development of services related to the CentrPort technology.

 The integration of Vivid and other companies that we may acquire may materially and adversely affect our operating results

   We recently acquired Vivid and may acquire other companies. We expect that the integration of acquired operations will place a significant burden on our management. Such integration is subject to risks and uncertainties, including:

  . the inability to effectively assimilate the operations, services, technologies, personnel and cultures of entities that we acquire;

  .  the diversion of management's attention;

  . undisclosed or potential legal liabilities of Vivid or other acquired businesses;

  .  the potential disruption of our business; and

  .  the impairment or loss of relationships with employees and clients.

   We expect that our margins will decline until we successfully complete the integration of the operations of Vivid with our own. As a result of the amortization of goodwill related to the acquisition of Vivid and increased costs that we expect to incur in connection with our expansion and development efforts, we expect to incur net losses for the foreseeable future. If in connection with acquiring new businesses we fail to integrate our operations successfully or on a timely basis, or if we incur any unforeseen expenses, our financial performance could be materially and adversely affected.

 Difficulties presented by international factors could negatively affect our operating results

   One component of our strategy is to expand into international markets, as evidenced by the opening of offices in Europe and Asia, as well as by recent acquisitions in those regions. Once we select a new location, we typically devote substantial financial and management resources to launch and grow that office. We cannot assure you that we will select appropriate markets to enter, open new offices efficiently or manage new offices profitably. Any new office could underperform relative to our expectations and we may not be able to achieve the same levels of business growth and profitability as in our domestic offices. We believe that we will face risks in doing business abroad that we do not face domestically. Among the international factors we believe are most likely to affect us are:

  . difficulties and costs of staffing and managing international operations;

  .  different rate structures based on local economies;

  .  longer payment cycles;

  .  problems in collecting accounts receivable;

  . international currency issues, including fluctuations in currency exchange rates and the conversion to the Euro by all countries of the European Union by year end 2003;

  . restrictions on the import and export of sensitive U.S. technologies, such as data security and encryption technologies that we may wish to use in solutions we develop for customers;

  . more restrictive privacy regulations in different countries, particularly in the European Union; and

  . legal and regulatory requirements of different countries, such as differing tax or labor laws.

   Any of these factors or other factors not enumerated here could adversely affect the results of our international operations.

 Continued growth of our business will place increased demands on our systems and resources and may adversely affect our operating results and our ability to retain talented personnel

   The expansion of our business and client base has placed increased demands on our management, operating systems, internal controls and financial and physical resources. Our continued growth, if any, may strain existing management and human resources in particular, affecting our ability to attract and retain talented personnel. Consequently, we may be required to increase expenditures to hire new employees, open new offices and invest in new equipment or make other capital expenditures. Any failure to expand any of the foregoing areas in an efficient manner could adversely affect our operating results. We also cannot assure you that we will be able to sustain the rates of growth that we have experienced in the past or manage our growth effectively in the future.

 We depend on our key management personnel for our future success

   We rely on our key management personnel, including G. M. O'Connell, our Chairman and Chief Executive Officer, and Robert C. Allen, II, our President and Chief Operating Officer, because personal relationships are critical to obtaining and retaining client engagements. We believe that our future success will depend upon our ability to attract and retain additional key management personnel. If any of our officers or key employees leaves our company, the relationships that they have with our clients could be lost.

 Our future success depends in part on our ability to provide our clients with measurement and distribution services using our new CentrPort technology

   We recently introduced new services based on our CentrPort technology for measuring the effectiveness of distributing Me-business solutions over multiple Internet-enabled communication channels. If these new services are not successful, we will not be able to add a new source of revenue to supplement our fees from our Internet professional services. There are significant risks associated with our ability to deliver these services and to make them commercially successful, including potential damage to our reputation if we do not succeed.

   These services are based on new technology and, to date, we have offered these services to a limited number of clients. Moreover, we are still in the process of developing additional capabilities. We will need to invest in technology development, hardware and hosting services to provide these services and to broaden their scope and volume. We will be making these investments in advance of client commitments to use our services. To the extent that demand develops for these services, we do not have the experience to know whether we will be able to expand our technology platform to meet this demand.

   In addition, our CentrPort technology and the Me-business Network depend on our ability to develop relationships with service providers for each Internet-enabled communication channel covered by our services. We have established these relationships with an e-mail provider and an ad serving firm for distribution to third- party websites and are in the process of developing additional relationships and related technology. If we are unsuccessful in these efforts, we may not realize the full potential of our CentrPort technology and the Me-business Network, limiting the usefulness of these services to our clients.

   We have established a new pricing model for CentrPort and the related Me-business Network services including measurement fees, distribution fees based on volume and database maintenance fees based on records under management. We have limited experience with this transactional pricing model and we cannot be certain our clients will find this pricing acceptable.

   As a result of all these considerations, we cannot be certain that our new services will achieve commercial acceptance.

 Disruption of our services due to unanticipated problems or failures could harm our business

   Our CentrPort technology is hosted by a third-party service provider. This third-party service provider's continuing and uninterrupted performance is critical to CentrPort's success. Our clients may become dissatisfied by any system failure that interrupts our ability to provide CentrPort's services to them, including failures affecting our ability to deliver information without significant delay. Sustained or repeated system failures would reduce the attractiveness of our Me-business solutions, supported by CentrPort, to our clients. Slower response time or system failures may also result from straining the capacity of our deployed software or hardware due to an increase in the volume of information delivered through CentrPort's servers. To the extent that we do not effectively address any capacity constraints or system failures, our business, results of operations and financial condition could be materially and adversely affected.

   Our operations are dependent on our ability to protect our computer systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, interruptions in the delivery of our services could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame we require. Despite precautions that we have taken, unanticipated problems affecting our systems have from time-to-time in the past caused, and in the future could cause, interruptions in the delivery of our services. Our business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays our operations.

 Concentration of ownership may limit your ability to influence corporate matters and True North's interests may conflict with our interests

   Immediately following this offering, the officers, directors and significant stockholders set forth below collectively will own approximately 51.3% of the outstanding shares of our common stock, including options that are currently exercisable or will become exercisable within 60 days of March 1, 2000, and will own individually the percentage set forth opposite their respective names:

      Officers, Directors
      and/or Significant
      Stockholders              Ownership Percentage
      -------------------       --------------------
      True North
       Communications Inc. and
       Subsidiaries...........          33.6%
      Douglas C. Ahlers.......           8.2
      G. M. O'Connell.........           7.4
      Robert C. Allen, II.....           2.1

   If the stockholders listed above choose to act or vote together, they will have the power to influence the election of our directors, and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of all or substantially all of our assets. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us. Also, third parties could be discouraged from making a tender offer or bid to acquire our company at a price per share that is above the then-current market price.

   Currently, two of our eight directors are also employees of True North and are compensated by True North in connection with their employment by True North. In addition one of these directors and one of our other directors are also directors of True North and were elected to serve on our board of directors by True North. These three directors may have conflicts of interest in addressing business opportunities and strategies in circumstances where our interests differ from those of True North. For example, if a dispute were to arise between True North and us, our directors who are also officers or directors of True North may have a conflict of interest in resolving the dispute. In such a case these directors would not be able to participate in resolving such dispute and our remaining officers and directors would be required to act independently. We have not adopted any formal plan or arrangement to address these potential conflicts of interest. So long as True North owns at least 10% of our outstanding capital stock, we and the other parties to a stockholders agreement have agreed to take all action necessary to cause the election of at least one director designated by True North to our board of directors.

Risks Relating to Our Industry

 Exclusivity arrangements with our clients may limit our ability to provide services to others

   It is customary in the Internet professional services industry to enter into exclusivity arrangements with clients. We have entered into these arrangements with a number of our largest clients that restrict our ability to provide services to their competitors. We have in the past been, and may in the future be, unable to take on new clients because such opportunities would require us to provide services to direct competitors of our existing clients. In addition, we risk harming relationships with existing clients if we agree to provide services to their indirect competitors. Prospective clients may also choose not to retain us for reasons of actual or perceived conflicts of interest.

 The Internet professional services market is highly competitive and has low barriers to entry, which could affect our ability to compete and may cause our revenues to decline

   The Internet professional services market is relatively new and intensely competitive. We expect competition to intensify even further as this market evolves. Some of our competitors and potential competitors have longer operating histories, longer client relationships, and greater financial, management, technology, development, sales, marketing and other resources than we do. Competition depends to a large extent on clients' perception of the quality and creativity as well as the technical proficiency of our services and those of our competitors. We also compete on the basis of price and the ability to serve clients on a broad geographic basis. To the extent we lose clients to our competitors because of dissatisfaction with our services, or if our reputation is adversely impacted for any other reason, our future operating performance could be materially and adversely affected.

   There are relatively low barriers to entry in the Internet professional services industry, primarily because it is an industry that requires minimal capital expenditures from new entrants. We expect that we will face additional competition from new market entrants. There can be no assurance that existing or future competitors will not develop or offer Internet professional services and products that provide significant performance, price, creative, technological or other advantages over our services, any of which could have a material adverse effect on our future operating performance.

 The developing market for our Internet professional services is subject to uncertainties

   The market for Internet professional services has only recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. Demand for, and market acceptance of, recently introduced services are subject to a high level of uncertainty and are dependent on a number of factors, including:

  . the growth in consumer access to and acceptance of new interactive technologies, such as the Internet and online services;

  . the development of technologies that facilitate the delivery and use of interactive communications between organizations and targeted audiences; and

  . our ability to anticipate such technologies and incorporate them into our services in a timely fashion.

   We cannot assure you that the market for Internet professional services will continue to grow, that demand for our services will continue or that Internet-enabled communication channels or other interactive media will continue to be used for commerce and communication. If the market for Internet professional services develops more slowly than we expect, or if our services do not continue to achieve market acceptance, our future operating performance could be materially adversely affected.

 Our business will be negatively affected if we do not keep up with the Internet's rapid technological change, evolving industry standards and changing client requirements

   The Internet professional services market is characterized by rapidly changing technology, evolving industry standards and changing client needs. Accordingly, our future success will depend, in part, on our ability to meet these challenges. Among the most important challenges facing us are the need to:

  .  effectively use and build leading technologies;

  .  continue to develop our strategic and technical expertise;

  . influence and respond to emerging industry standards and other technological changes;

  .  enhance our current services;

  .  develop new services that meet changing customer needs; and

  .  advertise and market our services.

   All of these challenges must be met in a timely and cost-effective manner. We cannot assure you that we will succeed in effectively meeting these challenges and our failure to do so could have an adverse effect on our operating results.

 Our revenues may decrease if growth in the use of the Internet does not increase

   Our business is dependent upon continued growth in the use of the Internet by our clients, prospective clients and their customers and suppliers. Published reports indicate that capacity constraints caused by growth in Internet usage may, unless resolved, impede further growth in Internet use. If the number of users on the Internet does not increase and commerce over the Internet does not become more accepted and widespread, demand for our services may decrease and, as a result, our revenues would decline causing the value of your investment also to decline. Factors that may affect Internet usage or the adoption of electronic commerce include:

  .  actual or perceived lack of security of information;

  .  lack of access and ease of use;

  .  congestion of Internet traffic;

  .  inconsistent quality of service;

  .  increases in access costs to the Internet;

  .  excessive governmental regulation;

  .  uncertainty regarding intellectual property ownership;

  .  reluctance to adopt new business methods; and

  .  costs associated with the obsolescence of existing infrastructure.

 Changes in government regulation could adversely affect our business

   A number of the services that we provide are subject to extensive government regulation, both domestic and foreign, with respect to the truth in and fairness of advertising and other marketing-related regulations. To ensure that our clients' communications with their customers do not violate these regulations, we must comply with Federal Trade Commission regulations governing the marketing of products and services and similar state regulations. In addition, there has been an increasing tendency in the United States on the part of businesses to resort to the judicial system to challenge comparative advertising of their competitors on the grounds that the advertising is false and deceptive. We cannot assure you that we will not be subject to claims against us or our clients by other companies or governmental agencies or that any such claims, regardless of merit, would not have a material adverse effect on our future operating performance.

   Although there are currently few laws or regulations directly governing access to or commerce on the Internet, due to the increasing popularity and use of the Internet, any number of state, federal, foreign laws and regulations may be adopted regarding pricing, acceptable content, taxation and quality of products and services. Any new legislation could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which could in turn decrease the demand for our services or otherwise have a material adverse effect on our future operating performance.

 Customers' concerns about, or government regulation of, privacy on the Internet may adversely affect our business

   An important feature of the services we provide to our clients is the ability to develop and maintain non-personally identifiable information to measure the effectiveness of the services our clients provide to their customers. Through our Me-business Network and CentrPort technology we enable our clients to capture non-personally identifiable information to measure the effectiveness of their services and manage the distribution of services to their customers. Additionally, we enable many of our clients to gather personally identifiable information when their customers visit their websites so that our clients may offer customized services to their customers.

   However, privacy concerns may cause customers to resist providing the data necessary to support these capabilities. Moreover, even the perception of privacy concerns, whether or not valid, may indirectly inhibit market acceptance of the Internet as a means of commerce and marketing. Lastly, standard Internet browsers allow users to modify their browser settings to remove "cookies" at any time or prevent cookies from being stored on their hard drives. These cookies, information keyed to a specific server, file pathway or directory location that is stored on a computer user's hard drive, possibly without the user's knowledge or consent, are used by our CentrPort technology. If the privacy concerns of customers are not adequately addressed, we may not be able to collect data from the customers of our clients and, our future operating performance could be materially and adversely affected.

   Privacy concerns would be heightened by proposed legislative or regulatory initiatives that mandate notification to Internet users that the data captured on Internet sites will be used for marketing or other purposes. The Federal Trade Commission is in the process of working with various industry groups to determine if industry self-regulation will provide sufficient protection of consumer information. If the Federal Trade Commission believes industry efforts are inadequate, the Federal Trade Commission will likely recommend legislation regarding the handling of information on the Internet. In addition, the European Union has promulgated regulations regarding the handling of data. Governments of various countries have adopted or are considering other regulations regarding privacy. Regulations regarding the use and collection of customer information or limitations on or elimination of the use of cookies could reduce the effectiveness of our services, which would make them less attractive to our clients and could have an adverse effect on our business results.

 We may face intellectual property claims that may be costly to resolve or limit our ability to use intellectual property in the future

   We are obligated under some agreements to indemnify other parties as a result of claims that we infringe on the proprietary rights of third parties. Although we do not believe that the Me-business solutions that we develop for clients, or our CentrPort technology, infringe on any third-party proprietary rights, we cannot assure you that third parties will not assert infringement claims against us in the future or that these claims will not be successful. We could incur substantial costs and management resources may be diverted to defend any claims relating to proprietary rights. These costs and diversions could cause our business results to suffer. If any party asserts a claim against us relating to proprietary technology or information, we may need to obtain licenses to the disputed intellectual property. We cannot assure you, however, that we will be able to obtain these licenses on commercially reasonable terms or that we will be able to obtain any licenses at all. The failure to obtain necessary licenses or other rights may have an adverse affect on our business results.

 We may not be able to protect our intellectual property

   As we develop technology platforms, including CentrPort, we will need to protect our intellectual property interests in that technology. Our success will depend, in part, on whether we can:

  .  obtain patents to protect our own products;

  . obtain licenses to use certain technologies of third parties, which may be protected by patents;

  .  protect our trade secrets and know-how; and

  . operate without infringing the intellectual property and proprietary right of others.

   Despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. Monitoring unauthorized use of our technology is difficult and unauthorized use of our technology may occur. We cannot be certain that patents will be issued nor can we be certain that any issued patents would protect or benefit us or give us adequate protection from competing products. For example, issued patents may be circumvented or challenged and declared invalid or unenforceable. In addition, others may develop competing technologies on their own. Any inability to adequately protect our intellectual property interests could have an adverse effect on our business results.

 We may be liable to our clients for damages

   Many of our engagements involve the development, implementation and maintenance of Me-business solutions that are critical to our clients' businesses. Our failure or inability to meet a client's expectations in the performance or completion of services could injure our business reputation or result in a claim for substantial damages against us regardless of our responsibility for such failure. In addition, in the course of providing Internet professional services to our clients we may be given access to confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages, which could adversely affect our future operating performance.

Risks Relating to This Offering

 We may need additional capital in the future, which may not be available to us and the raising of which may dilute your ownership in us

   We may need to raise additional funds through public or private debt or equity financing in order to:

  . take advantage of business opportunities, including more rapid expansion or acquisitions of, or investments in, businesses or technologies;

  .  develop new services; or

  .  respond to competitive pressures.

   Any additional capital raised through the sale of equity may dilute your ownership percentage in our Class A common stock. Furthermore, we cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. Our failure to obtain additional capital may have an adverse effect on our business results.

 There may be sales of a substantial amount of our Class A common stock after this offering that could cause our stock price to fall

   Sales of a substantial number of shares of our Class A common stock by our stockholders after this offering or the public perception that these sales could occur, could cause the market price of our Class A common stock price to fall and could impair our ability to raise capital through the sale of additional Class A common stock. After giving effect to stockholder lock-ups and holding periods under Rule 144, we estimate that additional shares of outstanding Class A common stock will be available for sale in the public market, as follows: approximately 2,050,000 shares will be available immediately, approximately 10,800,000 additional shares will be available 91 days after the date of this prospectus, approximately 128,400 additional shares will be available in October 2000 and approximately 446,000 additional shares will be available in February 2001. In addition to these shares, additional shares issuable upon the exercise of outstanding options and warrants may be sold in the public market under the registration statements described in "Shares Eligible For Future Sale."

 Anti-takeover provisions could make a third-party acquisition of our company difficult

   Provisions of our certificate of incorporation and bylaws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control of us or otherwise adversely affect the price of our Class A common stock. These provisions may deprive you of the opportunity to sell your shares at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the market price of our Class A common stock. Please refer to "Description of Capital Stock" for a more detailed discussion of these and other provisions.

 Market volatility may impact our share price

   The stock market in general, and the market for Internet-related stocks in particular, have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our Class A common stock, regardless of our actual operating performance.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements within the meaning of
Section 27A(i)(1) of the Securities Act of 1933, as amended and Section 21E(i)(1) of the Securities and Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by these statements. Such factors include, among other things, the following:

 .  history of operating losses;           .  the ability to manage future
 .  dependence on a limited number of         growth, if any;
   clients;                               .  dependence on key management
 .  variability of operating results;         personnel;
 .  the ability to accurately              .  exclusivity arrangements with
   estimate costs in fixed-fee               clients that may limit the
   engagements;                              ability to provide services to
 .  the ability to attract and retain         others;
   qualified professionals;               .  dependence on technology;
 .  the ability to successfully            .  dependence on the continued
   introduce and expand the Me-              growth of the Internet; and
   business Network and CentrPort         .  changes in government regulation
   technology;                               including regulation of privacy
 .  the ability to integrate acquired         issues.
   companies;
 .  the cost and timing of
   international expansion;

   In light of these and other uncertainties, the forward-looking statements included in this prospectus should not be regarded as a representation by us that our plans and objectives will be achieved.

                                USE OF PROCEEDS

   We estimate our net proceeds from the sale of shares of Class A common stock offered by us in this offering, after deducting estimated expenses of $1.0 million, all of which are payable by us, and underwriting discounts and commissions, to be approximately $66.4 million (approximately $73.9 million if the underwriters exercise their over-allotment option in full), at an assumed offering price of $45 1/4 per share.

   We currently expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. Although we have no immediate plans to do so, we may elect to use a portion of the net proceeds from this offering to acquire or invest in complementary businesses or to invest in geographic expansion. Pending use of the net proceeds for the above purposes, we intend to invest such funds in short-term, interest-bearing, investment grade obligations.

   We will not receive any of the proceeds from the sale of shares of Class A common stock offered by the selling stockholders.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition, results of operations and capital requirements.

                    PRICE RANGE OF OUR CLASS A COMMON STOCK

   Our Class A common stock has been quoted on the Nasdaq National Market under the symbol "MMPT" since our initial public offering on February 5, 1999. Prior to that time, there was no public market for our Class A common stock. The following table sets forth, for the periods indicated, the high and low sales prices per share of our Class A common stock as reported on the Nasdaq National
Market:

                                                                   High   Low
                                                                  ------ ------
      1999
      ----
        First Quarter (from February 5, 1999).................... $27.56 $11.97
        Second Quarter...........................................  26.00  10.63
        Third Quarter............................................  20.86   8.88
        Fourth Quarter...........................................  39.50  17.78
      2000
      ----
        First Quarter (through March 22, 2000)...................  56.94  31.22

   On March 22, 2000, the last reported sale price for our Class A common stock on the Nasdaq National Market was $45 1/4 per share.

                                 CAPITALIZATION

   The following table sets forth our total capitalization as of December 31, 1999 on an actual basis, on a pro forma basis after giving effect to our acquisition of Vivid as if it had occurred on December 31, 1999 and on a pro forma as adjusted basis after giving further effect to this offering and the application of our net proceeds from this offering. This table should be read in conjunction with our consolidated financial statements and notes thereto and our unaudited pro forma combined financial statements and notes thereto appearing elsewhere in this prospectus.

                                                     December 31, 1999
                                              ---------------------------------
                                                                     Pro Forma
                                               Actual    Pro Forma  As Adjusted
                                              --------  ----------- -----------
                                                        (unaudited) (unaudited)
                                                       (in thousands)
Cash and cash equivalents and short-term
 investments................................. $ 47,124   $ 36,951    $103,347
                                              ========   ========    ========
Capital lease obligations, less current
 portion..................................... $    471   $    471    $    471
Stockholders' equity:
  Preferred stock, $0.001 par value;
   5,000,000 shares authorized, none issued
   and outstanding, actual, pro forma and pro
   forma as adjusted.........................      --         --          --
  Common stock, $0.001 par value; 44,909,539
   shares of Class A common stock and
   11,116,326 shares of Class B common stock
   authorized, 11,931,136 shares of Class A
   common stock and 11,116,326 shares of
   Class B common stock issued and
   outstanding, actual; 44,909,539 shares of
   Class A common stock and 11,116,326 shares
   of Class B common stock authorized,
   12,377,146 shares of Class A common stock
   and 11,116,326 shares of Class B common
   stock issued and outstanding, pro forma;
   44,909,539 shares of Class A common stock
   and 11,116,326 shares of Class B common
   stock authorized, 25,061,275 shares of
   Class A common stock and no shares of
   Class B common stock issued and
   outstanding, pro forma as adjusted........       23         23          25
  Paid-in capital............................  121,151    174,551     240,945
  Accumulated deficit........................   (8,604)    (8,604)     (8,604)
  Treasury stock, 184,834 shares of Class A
   common stock, at cost.....................   (1,118)    (1,118)     (1,118)
  Accumulated other comprehensive income.....       24         24          24
                                              --------   --------    --------
    Total stockholders' equity...............  111,476    164,876     231,272
                                              --------   --------    --------
      Total capitalization................... $111,947   $165,347    $231,743
                                              ========   ========    ========

   The foregoing information is based on the number of shares outstanding as of December 31, 1999. The number of shares of Class A common stock outstanding excludes, in each case as of December 31, 1999:

  . an aggregate of approximately 526,063 shares issued upon the exercise of options during the period January 1, 2000 through March 10, 2000;

  . 5,614,044 shares issuable upon the exercise of outstanding options and warrants, at a weighted average exercise price of $10.86 per share;

  . 4,995,266 additional shares that could be issued under our stock-based compensation plans; and

  . an aggregate of 1,210,826 shares issuable upon the exercise of outstanding options under the Vivid Holdings, Inc. 1999 stock option plan, at a weighted average exercise price of $2.32 per share, after giving effect to the acquisition of Vivid.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The statements of operations data for the fiscal years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants, which are not included in this prospectus. The statements of operations data for the fiscal years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. Data for 1998 and later periods reflect our combination with the strategic interactive marketing operations of Poppe Tyson, Inc.

                                          Year Ended December 31,
                                  --------------------------------------------
                                   1995     1996     1997     1998      1999
                                  -------  -------  -------  -------  --------
                                   (in thousands, except per share data)
Statements of Operations Data:
 Revenues........................ $   438  $ 2,093  $25,497  $42,544  $ 74,036
 Cost of revenues................     308    1,322   12,045   23,249    32,991
                                  -------  -------  -------  -------  --------
 Gross margin....................     130      771   13,452   19,295    41,045
 Sales and marketing.............     --       --       769    1,098     1,658
 General and administrative......     215      712   12,118   19,750    29,683
 Amortization of goodwill........     --       --     1,666    1,768     2,959
 Operating losses of True North
  Units Held
  for Transfer...................   1,766    1,309    2,180       13       --
                                  -------  -------  -------  -------  --------
 Operating (loss) income.........  (1,851)  (1,250)  (3,281)  (3,334)    6,745
 Interest (expense) income, net..     --       --       (76)      29     1,975
                                  -------  -------  -------  -------  --------
 (Loss) income before income
  taxes..........................  (1,851)  (1,250)  (3,357)  (3,305)    8,720
 (Benefit) provision for income
  taxes..........................    (873)    (548)    (248)    (102)    5,703
                                  -------  -------  -------  -------  --------
 Net (loss) income............... $  (978) $  (702) $(3,109) $(3,203) $  3,017
                                  =======  =======  =======  =======  ========
 Net (loss) income per share:
   Basic......................... $   --   $(17.55) $ (0.21) $ (0.21) $   0.14
                                  =======  =======  =======  =======  ========
   Diluted....................... $   --   $(17.55) $ (0.21) $ (0.21) $   0.13
                                  =======  =======  =======  =======  ========
                                                December 31,
                                  --------------------------------------------
                                   1995     1996     1997     1998      1999
                                  -------  -------  -------  -------  --------
                                               (in thousands)
Balance Sheet Data:
Cash and cash equivalents........ $   --   $ 2,726  $ 7,056  $ 7,824  $ 30,265
Short-term investments...........     --       --       --       --     16,859
Working capital (deficit)........     548    3,428    3,269   (5,917)   37,687
Total assets.....................     753   54,022   59,024   71,286   145,732
Capital lease obligations, less
 current portion.................     --       193      472      323       471
Related party obligations, less
 current portion.................     620    6,000    9,346      --        --
Other long-term obligations......     --        55       41       19       221
Total stockholders' (deficit)
 equity..........................    (846)  40,493   35,618   35,560   111,476

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We are a leading Internet professional services firm focused on conceiving, developing and distributing customer-focused Internet solutions for Global 500 and select online businesses. Our customer-focused approach combines technology-driven solutions with a deep understanding of the customer's unique needs to create e-business solutions that are more rewarding for both our clients and their customers. We combine our experience in business strategy, creative design, technology and marketing to deliver to our clients, on a global basis, an integrated service offering that includes:

  .  strategic consulting and customer research;

  .  design, development and implementation of e-business websites;

  . distribution and marketing of customized services across multiple Internet-enabled communication channels; and

  . collection and analysis of customer data and measurement of the effectiveness of our e-business solutions.

   We were formed by True North in October 1996 to acquire Modem Media Advertising Limited Partnership (the "Modem Partnership") and to combine it with True North's digital interactive marketing operations, including Northern Lights Interactive. Effective October 1, 1998, we acquired the strategic interactive marketing operations of Poppe Tyson from True North in exchange for
(1) our non-strategic digital interactive marketing operations and (2) an aggregate of 1,619,028 shares of our Class B common stock. In conjunction with this transaction, True North forgave $5,763,000 of intercompany borrowings and transferred $1,624,000 of fixed assets to us. This transaction occurred among companies under common control, and, accordingly, was recorded as of December 31, 1997, the date of True North's acquisition of the strategic interactive marketing operations of Poppe Tyson, at historical cost. Poppe Tyson was formed in December 1985 as a subsidiary of Bozell, Jacobs, Kenyon & Eckhardt, Inc., which was acquired by True North in December 1997 in a business combination accounted for under the pooling-of-interests method (see Note 2 of the notes to our consolidated financial statements).

   During the fourth quarter of 1998, we integrated the domestic offices of the strategic interactive marketing operations of Poppe Tyson with our own operations. In 1999, we successfully deployed this additional capacity to service additional business with existing clients. Internationally, we resigned from low-margin engagements and utilized this capacity to service global clients. As a result of these measures, we became profitable for the three quarters ending December 31, 1999, after suffering a loss in 1998.

   Our results of operations include the results of:

  .  the Modem Partnership;

  . the digital interactive marketing operations contributed by True North to us in 1996, including both Northern Lights Interactive and the non-strategic digital interactive marketing operations that we sold back to True North effective October 1, 1998; and

  .  the strategic interactive marketing operations of Poppe Tyson,

from their respective dates of acquisition by True North. The results of operations of the businesses that we sold back to True North effective October 1, 1998 are included in our results through September 30, 1998 and are presented as "Operating Losses of True North Units Held for Transfer" in our consolidated financial statements.

   The financial statements of the strategic interactive marketing operations of Poppe Tyson as of and for the year ended December 31, 1997 are incorporated by reference herein as the financial statements of a predecessor to us.

   Clients generally hire us on a fixed-fee, retainer or time-and-material basis. A majority of our revenues are derived from fixed-fee engagements. We recognize revenues as services are rendered. We reassess our estimated costs on fixed-fee engagements periodically and losses are accrued, on a project-by-project basis, to the extent that costs incurred and anticipated costs to complete projects exceed anticipated billings. Provisions for losses on uncompleted fixed-fee contracts are recognized in the period in which such losses are determined. We anticipate that CentrPort and the Me-business Network will generate transactional fees for distribution and data management.

   Our five largest clients accounted for 45.1%, 53.4% and 65.5% of consolidated revenues for the years ended December 31, 1999, 1998 and 1997, respectively. Citibank accounted for 13.8% and 12.8% of our consolidated revenues for the years ended December 31, 1999 and 1998, respectively. AT&T accounted for 20.7% and 36.2% of our consolidated revenues for the years ended December 31, 1998 and 1997, respectively.

   Once a project is completed, there can be no assurance that a client will engage us for future services. As a result, a client that generates substantial revenue for us in one period may not be a substantial source of revenue in a subsequent period. In addition, our clients generally have the right to terminate their relationships with us without penalty and with relatively short or no notice. The termination of our business relationships with any of our significant clients, or a material reduction in the use of our services by any such clients, could adversely affect our business, financial condition or results of operations.

   Cost of revenues consists of salaries, employee benefits and incentive compensation for our professional services staff and costs for temporary employees we use to provide professional services, as well as certain other direct costs. As we generate revenue from our CentrPort technology, cost of revenues will include our direct costs associated with the CentrPort technology.

   Sales and marketing consists of salaries, employee benefits and incentive compensation of new business and other sales and marketing personnel, as well as certain other marketing costs. During 2000, we will substantially increase our spending on marketing and advertising on a global basis to promote the Modem Media brand. In addition, we will increase our sales personnel to expand new business efforts.

   General and administrative includes salaries, employee benefits and incentive compensation of administrative and other nonbillable employees, as well as office rent, utilities, depreciation, amortization of software, professional and consulting fees, travel, telephone and other related expenses. During 2000, our general and administrative costs will increase in connection with our expanded hiring efforts and costs associated with these new hires. In February 2000, we completed our acquisition of Vivid, resulting in approximately $63.3 million of goodwill, which will increase our goodwill amortization by $3.2 million per quarter over five years.

   We have experienced operating or net losses in nine of the twelve quarters in the period January 1, 1997 through December 31, 1999. Although we have experienced revenue growth in recent periods, these growth rates may not be sustainable or indicative of future operating results. We have incurred substantial costs to expand and integrate our operations and intend to continue to invest heavily in global expansion and integration efforts, as well as infrastructure development. As a result of the amortization of goodwill related to the acquisition of Vivid and these increased costs, we expect to incur net losses for the forseeable future.

   During 1999, 83.2% of our revenues was domestic, 16.8% was international. We anticipate that our domestic operations will experience declines in margins as we hire strategy and technology personnel in anticipation of new engagements and the further development of the CentrPort technology platform. We intend to increase hiring internationally to meet demand and provide full-service capabilities in each office. International revenues are expected to grow at a faster rate than domestic operations. International margins will continue to be lower than domestic margins due to competitive pricing, lower utilization rates, higher benefit costs and higher occupancy and infrastructure costs.

   In November 1999, we entered into an agreement with five employees to form CentrPort, LLC, a limited liability company focused on the development of intelligent marketing platforms to build and enhance customer relationships across multiple communication channels. We own 50.5%, and the employees own 49.5%, of the common interests in CentrPort. In addition, we have contributed $1,500,000 under the agreement, in exchange for 100% of the preferred interests of CentrPort. We may contribute additional funds to CentrPort pursuant to the agreement. We have the option to purchase the common interests of the employees for a purchase price indexed to the value of our Class A common stock. We are managing the business and affairs of CentrPort and the operating results of CentrPort have been included in our consolidated financial statements from the date of its formation.

   In February 2000 we acquired Vivid, a privately held Internet engineering and information architecture specialist, for approximately $64 million in cash, Class A common stock and Vivid stock options converted to Modem Media stock options. We will account for the Vivid acquisition as a purchase and include its results with ours from the date of acquisition. We believe that Vivid strengthens us by:

  . meeting strong client demand for a greater depth of expertise and service offerings in systems architecture and web engineering, information architecture and design, and strategic consulting; and

  . combining our strength in guiding worldwide Me-business solutions for the Global 500 with Vivid's capabilities for assisting in the development of online ventures.

Vivid's engineering and information architecture capabilities, coupled with our customer-focused Me-business approach should enhance our ability to provide complete end-to-end solutions for our clients.

Results of Operations

   The following table sets forth certain items from our statements of operations as a percentage of total revenues for the periods indicated:

                                                  Year Ended December 31,
                                                  ---------------------------
                                                   1997      1998      1999
                                                  -------   -------   -------
Revenues.........................................   100.0%    100.0%    100.0%
Cost of revenues.................................    47.2      54.6      44.6
                                                  -------   -------   -------
Gross margin.....................................    52.8      45.4      55.4
                                                  -------   -------   -------
Sales and marketing..............................     3.0       2.6       2.2
General and administrative.......................    47.6      46.4      40.1
Amortization of goodwill.........................     6.5       4.2       4.0
Operating losses of True North Units Held for
 Transfer........................................     8.6       --        --
                                                  -------   -------   -------
Operating (loss) income..........................   (12.9)     (7.8)      9.1
Interest (expense) income, net...................    (0.3)      0.1       2.7
(Benefit) provision for income taxes.............    (1.0)     (0.2)      7.7
                                                  -------   -------   -------
Net (loss) income................................   (12.2)%    (7.5)%     4.1%
                                                  =======   =======   =======

 Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Revenues. Revenues increased by $31.5 million, or 74.0%, to $74.0 million for 1999 from $42.5 million for 1998. Revenues increased primarily as a result of increased services provided to existing clients, as well as the addition of new clients.

   Cost of Revenues and Gross Margin. Cost of revenues increased by $9.8 million, or 41.9%, to $33.0 million for 1999 from $23.2 million for 1998. Gross margin improved to 55.4% of consolidated revenues for 1999 from 45.4% for 1998. The increase in cost of revenues was primarily due to a company-wide increase in headcount due to the growth of our existing client relationships, as well as the addition of new client relationships. The improvement in gross margin in 1999 compared to 1998 was primarily due to improved utilization and deployment of personnel to higher margin work.

   Sales and Marketing. Sales and marketing increased by $0.6 million, or 51.0%, to $1.7 million for 1999 from $1.1 million for 1998. Sales and marketing represented 2.2% of revenues for 1999 and 2.6% for 1998. The dollar increase in sales and marketing was primarily attributable to increased salaries, benefits and incentive compensation associated with an increase in headcount. The decrease in sales and marketing as a percentage of revenues was due primarily to a higher percentage growth rate in revenues.

   General and Administrative. General and administrative increased by $9.9 million, or 50.3%, to $29.7 million for 1999 from $19.8 million for 1998. General and administrative represented 40.1% of revenues for 1999 and 46.4% for 1998. The dollar increase in general and administrative was due primarily to increased occupancy and office support expenses, as well as increased salary, benefits and incentive compensation of administrative and other nonbillable employees, incurred in connection with increases in headcount. The decrease in office and general as a percentage of revenues was due primarily to a higher percentage growth rate in revenues.

   Amortization of Goodwill. Amortization of goodwill increased by $1.2 million, or 67.4%, to $3.0 million for 1999 from $1.8 million for 1998. The increase is primarily a result of payments of additional purchase price for the Modem Partnership by True North to the former owners of the Modem Partnership of $18.5 million in February 1999 and $3.3 million in May 1998, as well as our acquisitions in Japan and Germany during 1999 (see Note 2 of the notes to our consolidated financial statements).

   Operating Losses of True North Units Held for Transfer. We sold the non-strategic digital interactive marketing operations to True North effective October 1, 1998. Accordingly, the operating results of such entities are not a part of our operating results for 1999.

   Interest Income (Expense), Net. The increase in interest income, net to $2.0 million for 1999 is principally attributable to interest income earned on investments purchased with the proceeds from our initial public offering.

   Income Taxes. We had a provision for income taxes of $5.7 million on pre-tax income of $8.7 million for 1999 compared to a benefit of $0.1 million on a pre-tax loss of $3.3 million for 1998. The effective income tax rate was 65.4% in 1999 compared to an effective income tax benefit rate of 3.1% in 1998. These rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization and losses of certain foreign subsidiaries on which we do not currently recognize tax benefits.

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenues. Revenues increased $17.0 million, or 66.9%, to $42.5 million for 1998 from $25.5 million for 1997. Revenues increased $6.8 million, or 26.7%, due to the addition of the revenues of the strategic interactive marketing operations of Poppe Tyson as a result of the combination of those operations with ours (see Note 2 of the notes to our consolidated financial statements), and also as a result of increased services provided to existing clients and the addition of new clients.

   Cost of Revenues and Gross Margin. Cost of revenues increased by $11.2 million, or 93.0%, to $23.2 million for 1998 from $12.0 million for 1997. Gross margin was reduced to 45.4% of consolidated revenues for 1998 from 52.8% for 1997. The increase in cost of revenues was due to a company-wide increase in headcount from our combination with the strategic interactive marketing operations of Poppe Tyson, as well as recruiting efforts to manage our growth. The reduction in gross margin in 1998 compared to 1997 was primarily due to the integration of the strategic interactive marketing operations of Poppe Tyson into ours.

   Sales and Marketing. Sales and marketing increased $0.3 million, or 42.8%, to $1.1 million for 1998 from $0.8 million for 1997. Sales and marketing represented 2.6% of revenues for 1998 and 3.0% for 1997. The dollar increase in sales and marketing was primarily attributable to increased salaries, benefits and incentive compensation associated with an increase in headcount. The decrease in sales and marketing as a percentage of revenues is due primarily to a higher percentage growth rate in revenues.

   General and Administrative. General and administrative increased $7.7 million, or 63.0%, to $19.8 million for 1998 from $12.1 million for 1997. General and administrative represented 46.4% of revenues for 1998 and 47.6% for 1997. The dollar increase in general and administrative was primarily due to the addition of the office and general expenses of the strategic interactive marketing operations of Poppe Tyson, as well as increased occupancy, office support and personnel costs of administrative and other nonbillable employees incurred in connection with increases in headcount. The decrease in office and general as a percentage of revenues is due primarily to a higher percentage growth rate in revenues.

   Amortization of Goodwill. Amortization of goodwill increased by $0.1 million, or 6.1%, to $1.8 million for 1998 from $1.7 million for 1997, as a result of the payment of $3.3 million of additional purchase price for the Modem Partnership by True North in May 1998 (see Note 2 of the notes to our consolidated financial statements).

   Operating Losses of True North Units Held for Transfer. The operating losses of our non-strategic digital interactive marketing operations that we sold back to True North effective October 1, 1998 decreased to breakeven during the nine months ended September 30, 1998 (the period prior to their sale to True North) from operating losses of $2.2 million during 1997, principally due to the closure of one office and overhead reductions at other locations.

   Income Taxes. We had a benefit for income taxes of $0.1 million on a pre-tax loss of $3.3 million for 1998 as compared to a benefit for income taxes of $0.2 million on a pre-tax loss of $3.4 million for 1997. The effective income tax benefit rates were 3.1% for 1998 and 7.4% for 1997. These rates differ from the federal statutory rate primarily due to the effect of non-deductible goodwill amortization, the tax effects of the non-strategic digital interactive marketing operations that we sold back to True North effective October 1, 1998, and, in 1998, losses of certain foreign subsidiaries on which we do not currently recognize tax benefits.

Quarterly Financial Information

   The following table sets forth certain unaudited consolidated statements of operations data for the eight quarters ending December 31, 1999. These data have been derived from unaudited condensed consolidated financial statements that have been prepared on the same basis as the annual audited consolidated financial statements and, in our opinion, include all normal recurring adjustments necessary for a fair presentation of such information. These unaudited quarterly results should be read in conjunction with our consolidated financial statements and notes thereto. The consolidated results of operations for any quarter are not necessarily indicative of the results for any future period.

                                                     Quarter Ended
                          ----------------------------------------------------------------------
                                     June     Sept.    Dec.               June    Sept.   Dec.
                          March 31,   30,      30,      31,    March 31,   30,     30,     31,
                            1998     1998     1998     1998      1999     1999    1999    1999
                          --------- -------  -------  -------  --------- ------- ------- -------
                                               (unaudited, in thousands)
Statements of Operations
 Data:
Revenues................   $9,016   $10,451  $10,930  $12,147   $12,383  $16,042 $21,121 $24,490
Operating income
 (loss).................      124      (817)  (1,333)  (1,308)     (614)   1,309   2,889   3,161
Income (loss) before
 income taxes...........      123      (820)  (1,334)  (1,274)     (277)   1,813   3,454   3,730
Net (loss) income ......     (194)     (768)  (1,126)  (1,115)     (473)     581   1,308   1,601


   Effective October 1, 1998, we acquired the strategic interactive marketing operations of Poppe Tyson from True North. However, since this transaction occurred among companies under common control, it was recorded as of December 31, 1997, the date of True North's acquisition of the strategic interactive marketing operations of Poppe Tyson, at historical cost. During the fourth quarter of 1998, we integrated the domestic offices of the strategic interactive marketing operations of Poppe Tyson with our own operations. In 1999, we successfully deployed this additional capacity to service additional business with existing clients. Internationally, we resigned from low-margin engagements and utilized this capacity to service global clients. As a result of these measures, we became profitable for the three quarters ending December 31, 1999, after suffering a loss in 1998.

   Our operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors, including the timing of new projects, material reductions, cancellations or completions of major projects, the loss of significant clients, the opening or closing of offices, our relative mix of business, changes in our pricing strategies or those of our competitors, employee utilization rates, changes in personnel and other factors that are outside of our control. In addition, we have experienced some variation in operating results throughout the year resulting in part from the Internet professional services spending patterns and business cycles of our clients. As a result, period-to-period comparisons of our operating results cannot be relied upon as indicators of future performance.

   Our revenues have historically been higher during the second half of each year. During the first quarter of each year, we have historically experienced revenue declines from the fourth quarter of the preceding year as clients reestablish their annual budgets allocated to their Internet initiatives. Although we did not experience this variation in the first quarter of 1999, there can be no assurance that the variation will not return in future fiscal years.

Liquidity and Capital Resources

   We historically have financed our operations primarily from funds generated from operations, and proceeds from our initial public offering. Net cash provided by operating activities was $11.2 million, $6.3 million and $6.4 million for 1999, 1998 and 1997, respectively, including depreciation and goodwill amortization totaling $6.4 million, $3.6 million and $2.9 million during such years, respectively.

   Net cash used in investing activities was $31.8 million, $4.1 million and $1.2 million for 1999, 1998 and 1997, respectively. In 1999, using the proceeds of our initial public offering and cash generated from our operations, we invested $10.4 million in capital expenditures, $4.6 million to acquire our Japanese and German offices and $16.9 million in short-term investments. In 1998 and 1997, our cash used in investing activities were related to capital expenditures.

   Net cash provided by (used in) financing activities was $43.0 million, $(1.4) million and $(0.9) million, for 1999, 1998 and 1997, respectively. Our primary sources of cash flows from financing activities during 1999 were proceeds from the our initial public offering of $43.5 million and the exercise of employee stock options of $4.7 million.

   We used $10.2 million in cash in February 2000 in connection with the Vivid acquisition. Our short-term capital commitments include lease payments over the next twelve months aggregating approximately $4.8 million and the funding of certain international operations which are not expected to be self-sufficient in the near-term. Our long-term capital needs will depend on numerous factors, including the rate at which we are able to obtain new business from clients and expand our personnel and infrastructure to accommodate growth, as well as the rate at which we choose to invest in new technologies. We have ongoing needs for capital, including working capital for operations, project development costs and capital expenditures to maintain and expand our operations. In conjunction with our acquisition in Japan during 1999, we are obligated to make payments to the former owners of the acquired entity of up to approximately $3.2 million if the entity's operating results exceed certain targeted levels annually through 2002. As a result of the entity meeting its 1999 targets, we will make a payment of approximately $0.3 million to its former owners during 2000.

   We believe that the net proceeds from this offering, together with cash and short-term investments on hand and funds generated from operations, will be sufficient to meet our capital needs for at least the next twelve months. A portion of the net proceeds from this offering may also be used to acquire or invest in complementary businesses, services, products or technologies, or to invest in geographic expansion. We have no agreements or commitments with respect to any such transactions, other than those disclosed in the notes to our consolidated financial statements.

   If our current operating plans change, we may need to raise additional capital in order to take advantage of business opportunities, including more rapid expansion or acquisitions of, or investments in, businesses or technologies or to develop new services. We cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. Any additional capital raised through the sale of equity may be dilutive to our current stockholders.

Quantitative and Qualitative Disclosures About Market Risk

   Our consolidated financial statements are denominated in U.S. dollars. In 1999, we derived approximately 16.8% of our revenues from operations outside of the United States. Currency fluctuations may give rise to translation gains and losses when financial statements of foreign operating units are translated into U.S. dollars. Significant strengthening or weakening of the U.S. dollar against major foreign currencies could have an adverse impact on our results of operations. In general, we incur most of our costs to support the related revenues in the same currency in which these revenues are billed, thereby reducing exposure to currency fluctuations. Currently, we do not hedge foreign currency transactions into U.S. dollars because management believes that, over time, the cost of a hedging program will outweigh any benefit of greater predictability in our U.S.-dollar denominated results. However, as we continue to extend the depth and breadth of our foreign operations, management will, from time-to-time, reconsider the issue of whether a foreign currency hedging program would be beneficial to our operations.

Recently Issued Accounting Pronouncements

   Derivative Instruments. In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133. The Statement defers for one year the effective date of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which was issued in June 1998 and establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. We do not believe that the implementation of SFAS No. 133 will have a material impact on our results of operations.

                                    BUSINESS

Overview

   We are a leading Internet professional services firm focused on conceiving, developing and distributing customer-focused Internet solutions for Global 500 and select online businesses. Our customer-focused approach combines technology-driven solutions with a deep understanding of the customer's unique needs to create e-business solutions that are more rewarding for both our clients and their customers. We combine our experience in business strategy, creative design, technology and marketing to deliver to our clients, on a global basis, an integrated service offering that includes:

  .  strategic consulting and customer research;

  .  design, development and implementation of e-business websites;

  . distribution and marketing of customized services across multiple Internet-enabled communication channels; and

  . collection and analysis of customer data and measurement of the effectiveness of our e-business solutions.

We call this comprehensive approach, focused on building enduring, mutually beneficial client-customer relationships, Me-business SM, since in the eyes of the customer, the company that best answers "my" needs will get "my" business.

   We established the Me-business Network to enhance the distribution of our Me-business solutions to our clients' customers. The network is designed to seamlessly deliver services across multiple Internet-enabled communication channels including websites, e-mail, wireless devices and call centers by deploying the functionality of best-of-breed vendors on each channel. Through CentrPort SM, our proprietary data and distribution management platform, we provide clients an outsourced service to identify, accumulate and analyze customer data generated through the Me-business Network's various communication channels. By enabling a cross-channel understanding of individual customer needs, we can continuously tailor new services for our clients' customers and deliver them appropriately.

   Since our inception in 1987, we have established and maintained relationships with Global 500 and select online businesses. Our clients include Citibank, Coca-Cola, Delta Air Lines, E*TRADE, General Electric, General Motors, IBM, Intel and Women.com. We service our clients through a global network of eleven offices in North America, Latin America, Europe and Asia with our staff of over 750 employees.

Industry Background

   The Internet has fundamentally changed the way businesses and customers interact, introducing new ways of communicating, obtaining information, purchasing goods and services, providing customer service and soliciting customer feedback. The Internet and electronic commerce have increased the frequency and speed of interaction between a business and its trading partners and customers by providing immediate access to and facilitating the interactive exchange of information. Traditionally limited to in-person, print and analog channels, customers today can interact with businesses through a variety of digital communication channels. While websites have been the primary Internet communication channel, businesses increasingly interact with their customers through such additional Internet-enabled channels as e-mail, cellular phones or PDAs. According to International Data Corporation, or IDC, an independent research company, the number of Internet users will grow from 144 million at the end of 1998 to 602 million at the end of 2003 and revenues generated from Internet commerce in 2003 will exceed $1.6 trillion.

   The profound impact of the Internet has led to a shift in the balance of power from the business to the customer. However, many companies today continue to approach e-business through the context of the traditional business-customer relationship. These companies view the Internet as a vehicle that allows easy access to a larger customer base to whom they can market and sell, or push, their products and services. Using the Internet simply as another medium which connects customers to businesses fails to realize the full potential of the Internet to transform the customer experience to one that is more relevant, efficient, meaningful and mutually rewarding for both the business and the customer.

   Given these market dynamics and the expansion of new Internet-enabled communication channels, successful businesses must be able to identify what personalized services the customer wants and have the ability to deliver those services across multiple communication channels to begin and ultimately extend a relationship between the business and the customer. As opposed to the push approach, this pull approach utilizes knowledge gained about the customer through multiple interactions to make available relevant personalized services to drive customer satisfaction, retention and loyalty. For example, through analyzing customer behavior patterns of a frequent flyer through existing channels, such as the airline's call center and website, an airline could introduce a value-added service to provide updated flight status information, potential new bookings and special fare promotions via a PDA. As a result, the airline creates greater customer satisfaction and generates potential future revenues through customer retention and loyalty.

   Customer personalization requires the ability to capture and analyze customer activity across multiple communication channels in an efficient and effective manner. Currently, companies have significant investments in channel-specific infrastructure including ad networks, web servers, e-mail and customer call centers. Unfortunately, these systems may not communicate with one another, track multiple communication channels, systematically store data or incorporate prior learning from past results, and may be slow to implement, requiring extensive internal resources that may not be coordinated across the divisions within a company. Inefficiencies arise because as the customer interacts with the company on each communication channel the information that the customer gives the company, or that the company observes, is generally stored in separate databases. A solution that can aggregate data on a particular customer across multiple channels can dramatically increase e-business results and activity. Once a company has a centralized cross-channel understanding of the customer, it can intelligently deliver services across channels to better service customers, thus optimizing the business relationship with and profitability of each individual customer.

   Given the complexity and scale of these new Internet-related initiatives, few businesses have in-house employees with the advanced skills necessary to effectively conceive and implement customer-focused strategies and solutions. Nor do they have the technology and systems required to aggregate data resulting from cross-channel customer contact that will enable them to develop key insights that can drive a higher return on their customer relationships. Given the pressures to get to market quickly, training in-house employees may not be a practical alternative. Hiring trained professionals may be difficult because they are in great demand. Outsourcing this function to providers of Internet professional services is often the most efficient and cost-effective solution for many companies. IDC estimates that Internet-related services will rise from approximately $16.5 billion in 1999 to $102.7 billion in 2004.

   Currently there are a large number of Internet professional services firms that compete in the marketplace that focus on technology infrastructure for advanced electronic commerce platforms. Advantages achieved by e-businesses with advanced electronic commerce platforms, however, will be limited if these businesses do not implement solutions that are driven by the fundamental understanding that customers control the e-business relationship. We believe a greater portion of future Internet-related services spending will be dedicated to the development, implementation and ongoing management of customer-focused solutions that enable the delivery of services to individual customers across multiple Internet-enabled communication channels and devices. We believe that Internet professional services firms that have a customer-focused approach, expertise across multiple Internet-enabled communication channels, advanced data analytics and a global delivery capability will capture an increased share of Internet expenditures from Global 500 and leading online businesses.

Our Me-Business Solution

   Me-business Vision: A Customer Driven Approach. We have developed a business approach that recognizes the power of the customer in a business relationship and seeks to direct that power to the benefit of our clients. In following our Me-business approach, we create customer-focused solutions by understanding customer needs, conceiving services that fulfill those needs, building and scaling those services, enabling our clients to distribute them on multiple communication channels and measuring their effectiveness for both our clients and their customers on a global basis. Our approach helps our clients increase the lifetime revenue potential of their customers and transforms the customer experience to one that is more relevant, efficient, meaningful and mutually rewarding for both the client and the customer.

   Building and Delivering Services Across Multiple Internet Channels and Devices. We build a client's website not only as an e-commerce platform, but also as the foundation of a comprehensive online marketing strategy. We work with our clients to build Me-business solutions that fulfill customer needs by providing them with personalized services for each customer. We have established the Me-business Network, an outsourced solution, to enable our clients to reach beyond their own websites and provide personalized content and services to customers through their customers' preferred communication channels. This network consists of strategic relationships with select ad-serving and affiliate marketing companies, wireless providers, e-mail delivery systems, personalization and content management engines. Because of our pre-established relationships with network partners, we can offer clients quick and cost-effective access to these services. For example, in the case of an airline, these services may include online, PDA, or pager reservation and flight-delay notification capabilities.

   Analyze and Customize Customer Information to Enhance Client-Customer Relationships. We continuously analyze and measure our customer-focused Me-business solutions to determine their effectiveness against client goals and customer needs. In order to make this analysis and measurement more effective, we have built, and are continuing to develop, a leading-edge technology platform called CentrPort. CentrPort provides clients an outsourced service to identify, accumulate and analyze customer data generated through the Me-business Network's various channels. By accumulating information on the customer's interactions through these different channels and devices in a single database, our clients can better understand their customers' needs and customize new Internet services and features for them. For example, our Me-business Network may recognize our airline client's customer on another travel-related website and proactively offer the customer the option of booking a reservation without leaving the site. Through the constant accumulation of customer behavioral data in a centralized technology platform, we are able to continuously increase our client's knowledge of their customers, develop better services for each individual customer, identify and understand the customer's preferred delivery channel and ultimately help our client measure and improve its return on Internet-related initiatives.

   Global Delivery Capabilities. We believe that multinational companies prefer a single service provider to help them build and manage their Internet activities around the world. Our knowledge of the international marketplace, combined with our knowledge of our clients' businesses, enables us to help design and create effective global e-business strategies. Through our global network of eleven offices in North America, Latin America, Europe and Asia, we deliver successful customer-focused Me-business solutions tailored to the specific needs and preferences of the local markets in which our multinational clients operate. Our single consistent global methodology makes it easier and more efficient for our clients to do business with us worldwide. This differentiating factor strengthens our position with our Global 500 clients and makes it more difficult for our competitors to develop relationships with them.

Strategy

   Our goal is to be the leading provider of customer-focused e-business solutions. Our strategy to achieve this goal is to:

   Broaden and Deepen Our Client Relationships with the Global 500 and Select Online Businesses. We will continue to build customer-focused Me-business solutions that enable Global 500 and select online businesses to seize market opportunities and competitive advantages in their industries. We believe that Global 500 companies have just begun to take advantage of the Internet and will launch many large cross-channel initiatives in the coming years, driving the majority of the spending on Internet professional services, as they seek to bring additional business units and geographies online. We also anticipate that select online businesses will heavily invest in Internet professional services as they advance their businesses to become a more prominent part of the economy. We believe that our twelve years of experience with Global 500 clients and select online businesses will lead to additional large, long-term client relationships. Additionally, by expanding our engagements with our clients to different business units as their global Internet initiatives and needs grow, we broaden and deepen our relationships with existing clients, thereby enhancing client loyalty and generating greater demand for our services.

   Enhance Our Distribution and Analytical Technologies. We intend to enhance our distribution capabilities by expanding our Me-business Network and by further developing our CentrPort technology. We plan to expand our proprietary Me-business Network to increase the number of ways in which our clients can reach their customers and enhance the quality of their customer interactions across multiple Internet-enabled communication channels. We believe it is imperative that we stay at the forefront of developing technologies, expand the number of partners per communication channel and increase our penetration with existing clients. We also intend to continue to enhance CentrPort's analytical and reporting tools and improve our clients' ability to deliver customized content and services to their customers, on a real-time basis across multiple communication channels, using a complex rules-driven process. We believe that this improved offering will enable us to sustain our long-term client relationships and to achieve higher-margin recurring transactional revenue.

   Pursue Client-Driven International Expansion. To better serve our Global 500 clients, we plan to continue to expand our international presence. We believe that Global 500 companies require a uniform delivery of customer-focused solutions that are highly tailored to individual cultures and locales. In most cases, we open new offices when our Global 500 clients expand their initiatives to new markets. Because these clients typically have significant budgets for new Internet initiatives, our new offices typically open with engagements from existing clients. We currently have a network of three offices in the United States and eight offices internationally. By establishing an early presence in select international markets, we believe we can better serve our Global 500 clients and gain a competitive advantage in those local markets.

   Continue to Attract and Retain Talented Professionals. We intend to continue to allocate significant resources to recruit and retain highly skilled and experienced professionals in order to grow our business. In particular, we intend, in the near term, to focus our recruiting efforts on strategy and technology professionals. We attract and retain our employees by offering them the following benefits, among others:

  . the opportunity to work on challenging, high-profile projects for Global 500 and select online businesses;

  . continuing education and development in the areas of research, business strategy, marketing, project management and technology;

  . an entrepreneurial corporate culture supplemented by competitive compensation packages and rapid career advancement; and

  . the opportunity to work at multiple locations within our global network of offices.

Our Services Approach

   We deploy integrated, multi-disciplinary client service teams with strong backgrounds in business strategy, creative design, technology and marketing to conceive, develop and distribute Me-business solutions for our clients.

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

   The following diagram illustrates our approach to developing Me-business solutions:

[Graphic Depicting Customer-focused Me-business(SM) Solutions]

   Over the course of our client relationships, we focus on different competencies at various phases. With our customer-focused Me-business approach as their foundation, client initiatives are driven by our proprietary Modem Media process, which has been refined over the past five years and includes:

   Understanding Customer Needs. Using our consulting and research resources, we conduct diagnostic analyses of our clients' businesses to gain a deep understanding of the unique needs and expectations of the customer. During this phase we conduct primary and secondary customer research, perform a competitive review to identify opportunities and threats, analyze online customer behavior, inventory the existing customer relationship databases, review existing distribution channels and identify potential conflicts with online channels.

   Conceiving Services That Fulfill Customer Needs. Based on our understanding of the customer's needs, we identify and prioritize Internet-related opportunities to strengthen client-customer relationships. We conceive strategies to position and brand personalized Me-business solutions to create a competitive advantage for our clients. We analyze technology requirements to understand the viability, risks and timeframes associated with the delivery of these solutions.

   Building and Scaling Me-Business Services. We build Me-business services that are deployed through websites and other communication channels. We create customized software and applications and identify best-of-breed hardware, software and third-party applications to develop overall Me-business solutions. In conjunction with the client's existing staff or vendors, we define and coordinate the integration of these services with legacy systems. Finally, we detach services from client websites and distribute the functionality of these services to customers on their preferred communication channels.

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

   Distributing Services on Internet-Enabled Channels. We implement distribution strategies for our clients either through the existing Me-business Network of ad-serving and affiliate marketing companies, wireless providers, e-mail delivery systems, personalization and content management engines or through the client's preferred vendor. When a client has a preferred vendor outside of the Me-business Network, we will negotiate agreements with that vendor. We manage the relationships between our client and the vendors that are used in implementing our recommended distribution strategy both within and outside of the Me-business Network.

   Measuring Effectiveness for Both the Client and the Customer. We continuously monitor and measure our Me-business solutions to determine their effectiveness in meeting client goals and customer needs. Based on our analysis, we enhance these solutions to increase their relevance, utility and value. We use the information we collect in performing program measurement and data analysis to help our clients improve their Me-business solutions and distribution strategies. We believe that our continuous program improvement builds the foundation for recurring client business. Our CentrPort technology will increase our ability to monitor, measure and enhance our solutions efficiently across multiple communication channels.

Client Case Studies

 Delta Air Lines

  Challenge: Utilize the Internet to do more business with and provide better services for Delta's high-value frequent flyers while reducing distribution costs.

  Solution:  Using our Me-business approach, we are developing an Internet presence on multiple communication channels for Delta that can be personalized to the individual needs of its customers. Based on an in-depth customer needs analysis, we identified the priority of services, utilities and content required by Delta customers. Using this information, we developed Delta-Air.com featuring flight reservations, frequent flyer account information and management, real-time flight departure/arrival information and personal message box capabilities. Flight reservations and flight information are presented in a unique detachable application format that allows the customer to place that functionality directly on his desktop. Additionally, we made frequent flyer information, flight information and current customer itineraries available through wireless PDAs. For ongoing customer management purposes, we are currently rolling out distributed marketing programs, through both e-mail and paid advertising, that will be customized based upon the Delta customer status and previous Internet activity. Through these efforts, Delta now has a cross-channel interface that enables the customer to access critical information and services on his preferred communication channel, and to be recognized for his status during ongoing marketing efforts. A substantial number of Delta's high-value frequent flyers have utilized our Me-business solution, resulting in significant e-commerce revenue and reduced distribution costs per ticket sold for Delta.

 Intel Corporation

  Challenge: Develop a high-end multi-media loyalty program designed to increase customer demand for faster processors using innovative web content, applications and utilities.

  Solution:  Collaborating with Intel, we developed a Me-business solution called the Web Outfitter Service for owners of Pentium(R) III processors dedicated to providing registered customers with a cutting-edge Internet experience each time they are online. These registered customers receive monthly promotional information on topics that include a tour of the best digital photography and online music, leading Internet technologies, downloads for the latest Internet software tools for video streaming, animation, music technologies and other multimedia experiences on the Internet that are best enjoyed using a high-end processor.

             We used a combination of technologies that identified end-users' processor speeds and a dynamic ad-serving platform to optimize and distribute highly targeted services and utilities that drove awareness, registration and usage of the Web Outfitter Service. In addition, we

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

             developed and customized direct e-mail campaigns about the Web Outfitter Service to a database of customers who requested information about this service. Finally, we developed a customer profile database architecture allowing for analysis and optimization of the program. As a result of our Me-business solution, Intel achieved conversion rates that exceeded expectations.

 General Motors

  Challenge: Create a coordinated Internet solution for the Opel division of
             General Motors to enable one-to-one relationships between Opel and its customers and prospects across Europe.

  Solution:  At the time of our initial engagement, Opel's Internet presence was dispersed over 20 individual and independently run National Sales Companies (NSCs), each having its own website that varied in functionality, organization, navigation and look and feel, none of which fostered ongoing customer relationships. After extensive interviews with key stakeholders throughout the GM Europe organization, we identified and prioritized the common requirements of the major NSCs. Based on this information and an examination of the existing customer research, we recommended a set of functional requirements for their Internet solution. We built consensus around this set of requirements, and delivered a plan that would phase in the functionality over an 18 month period.

             We created a single platform driven by a common customer database and information architecture that enabled Opel to distribute a consistent creative look and feel across all of the European NSCs. The system supports the dynamic generation of web pages in multiple languages, and has built-in customer management and measurement tools. It also supports personalized services and content for individual customers through an ownership center.

 ChipCenter

  Challenge: Rapidly launch a new business-to-business vertical portal for the electronics design industry, including both editorial content and e-commerce capabilities.

  Solution:  We applied our full service architecture to develop ChipCenter's e-
             business platform. ChipCenter's website allows its users to search a comprehensive product database that aggregates real time inventory and pricing from leading components distributors. Additionally, it enables users to secure product specifications and place orders via the Internet. The website's infrastructure allows for the targeting of specific audiences or individual users using a personalized user profile database. We provided access to databases of multiple vendors. We managed the project over an accelerated time frame dictated by the aggressive time-to-market constraints of an Internet start-up. Our work resulted in a successful launch that has already gained industry acceptance, with the addition of several new leading electronics distributors, making ChipCenter a leading source for online electronics component e-commerce.

Clients

   We have a diverse roster of clients. Our five largest clients in 1999 accounted for 45.1% of our revenues, of which Citibank accounted for 13.8%.

   Our clients include:

        Citibank                          Infinite Supply
        Coca-Cola                         Intel
        DaimlerChrysler                   JCPenney
        Delta Air Lines                   John Hancock
        E*TRADE                           Starwood Hotels and Resorts
        General Electric                  Toyota
        General Motors                    Women.com
        IBM


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

Sales and Marketing

   We target a select group of clients, primarily Global 500 companies and select online businesses. Many of the Global 500 companies that we target have an existing presence on the web, but have yet to develop and deploy a comprehensive strategy for how it will attract, sell and service customers online. Fewer yet have integrated these efforts across multiple communication channels, effectively leveraged their domestic business strategies in markets around the world or integrated these efforts with offline customer service efforts.

   Recognition of the importance of building online customer relationships through effective Internet solutions on a global basis has fueled a significant demand for our expertise and services worldwide, particularly among the largest multinational companies in the world including Citibank, General Motors, General Electric, IBM and Intel.

   Our online business clients range from the leading Internet businesses looking to upgrade their online sales and marketing efforts, such as E*TRADE or The Industry Standard, to start-ups requiring comprehensive support from business strategy development through technical development, creative production and launch and marketing support.

   We market our Internet professional services through a combination of business development teams, targeting new prospects, and our existing relationship managers, who are responsible for deepening our business relationships with existing clients.

Technology

   Our background in developing e-commerce solutions for Global 500 businesses, and the skills of our technology professionals have helped us to utilize technology to further the business and marketing objectives of our client base. We utilize technology to implement customer-focused Me-business solutions for our clients and to help them manage their customer relationships.

   We make extensive use of third-party technologies and applications as part of the solutions we engineer for our clients. We have utilized third-party technology in order to perform several essential business and marketing functions for our clients, including systems integration, credit card processing, ad-serving, e-mail management, data warehousing, order fulfillment and data processing. Utilizing third-party technology greatly reduces the cost of the solutions we provide for our clients, while increasing their scalability as well as the speed with which we can bring them to market. We intend to continue incorporating advanced third-party technologies into our service offerings as the Internet professional services needs of our clients evolve.

   In addition, we are continuing to develop the CentrPort technology platform, which is intended to provide: the ability to "make decisions" as to what information or service to send to a specific customer; campaign management across multiple communication channels; closed loop media tracking; and analysis of clickstream and log file data. The CentrPort platform is designed to evaluate customer responses to prior contacts across multiple communication channels, and return the appropriate strategic response. CentrPort can track customers on off-site distribution channels related to the client, as well as beyond a company's website. CentrPort can aggregate customer information across multiple communication channels.

   The CentrPort technology platform has the following features: (1) a service bureau built on a Sun/Oracle/Netscape platform; (2) a Java(R)-based administration interface provided by IBM's WebSphere(TM); (3) a robust, scalable core engine written in C/C++, with flexible extensible web-based user interfaces written in Java/HTML; (4) a multi-processor and multi-server architecture, which provides scalability; and (5) multiple data centers and redundant, distributed hardware which provides reliability and performance.

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

Employees and Culture

   In order to maintain high levels of creativity and quality, we place great importance on recruiting and retaining talented employees. As of March 1, 2000, we had more than 750 full-time employees, of which 627 were billable professionals. We also hire temporary employees and contract service providers as needed. Our employees are not represented by any union and, except for senior management are retained on an at-will basis. We consider our employee relations to be good. We believe our firm fosters an entrepreneurial, creative, and professional culture, and as a result, attracts talented individuals. In addition to recruiting talented professionals, we are committed to employee training and orientation. We have various programs dedicated to the training and development of our personnel.

Competition

   The Internet professional services market has grown dramatically in recent years due to the increasing need for outsourced expertise in developing end-to-end Internet solutions to create and maintain an e-business. Businesses have realized the opportunity to increase revenue, reduce customer turnover, deepen relationships and increase market share by allowing their customers to access the client's products and services over the Internet through various communication channels. As a result, the market for our services is highly competitive. The market is subject to rapid technological change and increased competition from large existing players, new market entrants and internal Internet services divisions. Our competitors include:

  . Internet professional services firms, such as AGENCY.COM, Digitas, iXL, Organic, Proxicom, Razorfish, Sapient, Scient, and Viant;

  . traditional technology services firms, such as Andersen Consulting, Computer Sciences Corporation, EDS, and IBM Global Services;

  . strategic consulting firms, such as Bain, Booz-Allen & Hamilton, Boston Consulting Group and McKinsey & Co.; and

  . internal Internet services, technology, marketing and design departments.

   We believe the main competitive factors in the Internet professional services market include Internet expertise and talent, reliability of a high quality solution, pricing and speed of service, ability to provide an integrated solution, technological knowledge, creative design skills, brand name and recognition and client references. We believe that we compete favorably on these criteria and distinguish ourselves from our competitors based on our Me-business approach, which focuses on satisfying the needs of our clients' customers.

Facilities

   Our headquarters are located in Norwalk, Connecticut where we lease approximately 54,300 square feet of space. Under our lease agreement, we will increase the space that we lease in Norwalk to 79,300 square feet in May 2000 and 114,300 square feet in September 2000. This lease expires in January 2009. We maintain additional offices in New York City, San Francisco, Toronto, London, Paris, Munich, Tokyo, Hong Kong, Singapore and Sao Paolo.

Legal Proceedings

   We are not a party to any material legal proceedings.

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

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information with respect to our executive officers and directors as of March 1, 2000.

   Name                      Age Position(s)
   ----                      --- ----------
   G. M. O'Connell.........   38 Chief Executive Officer and Chairman of the Board
   Robert C. Allen, II.....   32 President, Chief Operating Officer and Director
   Steven C. Roberts.......   38 Chief Financial Officer
   John Nardone............   35 President, International and Worldwide Director of Media
   Sloane Levy.............   35 Vice President, General Counsel and Corporate Secretary
   William Zierolf.........   41 Senior Vice President, Corporate Development
   Amy Nenner..............   45 Vice President, Human Resources
   Robert H. Beeby.........   68 Director
   Donald M. Elliman, Jr...   55 Director
   Terry D. Peigh..........   46 Director
   Don Peppers.............   49 Director
   Donald L. Seeley........   56 Director
   Joseph R. Zimmel........   46 Director

   G. M. O'Connell has served as our Chief Executive Officer and Chairman of our Board since November 1998. From October 1996 to November 1998, Mr. O'Connell was our President and Chief Operating Officer. From 1987 to October 1996, Mr. O'Connell was a Managing Partner of the Modem Partnership, which he co-founded in 1987. Mr. O'Connell is a director of the Direct Marketing Association. Mr. O'Connell has been a director of ours since 1996.

   Robert C. Allen, II has served as our President and Chief Operating Officer since November 1998. From October 1996 to November 1998, Mr. Allen was President of one of our divisions. From 1993 to October 1996, Mr. Allen served as a Managing Partner of the Modem Partnership. From 1989 to 1992, Mr. Allen was the Director of Business Development of the Modem Partnership. Mr. Allen has been a director of ours since 1996.

   Steven C. Roberts has served as our Chief Financial Officer since August 1998. From January 1997 to August 1998, Mr. Roberts served us in various capacities, most recently as our Vice President, Finance and International Operations. From 1990 to January 1997, Mr. Roberts held various management positions at a number of subsidiaries of United Technologies.

   John Nardone is currently our President, International and Worldwide Director of Media, a position that he has held since December 1998. From October 1995 to December 1998, he was our Vice President, Director of Media and Research. From September 1994 to October 1995 he held the title of Account Director with us.

   Sloane Levy is currently our Vice President, General Counsel and Corporate Secretary, a position she has held since May 1999. From April 1998 to May 1999, Ms. Levy was Director, Investor Relations of Witco Corporation, a specialty chemical corporation. From January 1996 through March 1998, she was Senior Attorney at Witco Corporation and from May 1994 through December 1995, she was Corporate Counsel for OSi Specialties, Inc., which was subsequently acquired by Witco Corporation. Prior to May 1994, Ms. Levy was associated with the law firms Arent Fox Kitner Plotkin & Kahn and Weil, Gotshal & Manges.

   William Zierolf was named as our Senior Vice President, Corporate Development in October 1999. From 1997 until his appointment with us, Mr. Zierolf was Vice President and General Manager of Aspect Development, Inc., a leading provider of enterprise wide component and supplier management systems, and President of ChipCenter.com, a company co-founded and partially owned by Aspect Development, Inc. From 1994 to 1997, Mr. Zierolf was Chief Executive Officer, President and Director of Teltech Resource Network, Inc.

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

   Amy Nenner was named as our Vice President, Human Resources in February 2000. From February 1994 until February 2000, Ms. Nenner was Vice President, Human Resources and Administration of Labatt USA. Prior to joining Labatt USA, Ms. Nenner held various positions in the human resources field including Vice President, Human Resources of Reed Exhibition Companies and Director, Human Resources of Book of the Month Club, Inc., a subsidiary of Time Warner, Inc.

   Robert H. Beeby is the retired President and Chief Executive Officer of Frito-Lay, Inc., a position he held from 1989 until his retirement in 1991. Between 1984 and 1988, Mr. Beeby was the President and Chief Executive Officer of Pepsi-Cola International. Prior to 1984, Mr. Beeby held a number of senior management positions with Wilson Sporting Goods Company, Pepsi-Cola International and Frito-Lay, Inc. He is a member of the board of directors of A.C. Nielsen Co., Columbia Energy Group and Church & Dwight Co. Mr. Beeby has been a director of ours since May 1999.

   Donald M. Elliman, Jr. has served as President of Ascent Sports Holdings, a sports and arena management firm, since January 2000. From 1995 to 1999, Mr. Elliman served as a director and an Executive Vice President of Time Inc. Mr. Elliman was the President of Sports Illustrated from September 1992 through January 1998 and held various senior sales and marketing and publishing positions with Time Inc. since 1967. Mr. Elliman has been a director of ours since November 1998.

   Terry D. Peigh is currently Executive Vice President, TN Services of True North, a position that he has held since April 1998. Prior to April 1998, Mr. Peigh held various positions with Foote, Cone and Belding, including acting as its Senior Vice President, Worldwide Account Director commencing in 1993. Mr. Peigh has been a director of ours since February 2000.

   Don Peppers is a founder and partner of the Peppers and Rogers Group, a customer relationship management and consulting company. Prior to establishing the Peppers and Rogers Group in 1993, he was the Chief Executive Officer of Perkins/Butler Direct Marketing, a direct-market advertising agency. Mr. Peppers is a member of the board of directors of DoubleClick Inc. and Electric SchoolHouse and is a member of the Advisory Board of Internet Capital Group, Netcentives Inc., E.piphany, Chordiant Software Inc. and BroadVision, Inc. Mr. Peppers has been a director of ours since May 1999.

   Donald L. Seeley retired as Executive Vice President, Chief Financial Officer of True North in March 2000, a position he had held since June 1997. Currently, Mr. Seeley is a part-time employee and director of True North. Mr. Seeley was the Vice Chairman of True North from May 1999 to March 15, 2000. From 1993 through June 1997, Mr. Seeley was Chief Executive Officer of The Alexander Consulting Group. Mr. Seeley has been a director of ours since November 1998.

   Joseph R. Zimmel has served as a managing director and head of the Communications, Media & Entertainment Group for the Americas in the Investment Banking Division at Goldman, Sachs & Co. since 1992. From 1988 to 1992, Mr. Zimmel served as a managing director in the firm's Mergers and Acquisitions Department. He is a member of the board of directors of the Student/Sponsor Partnership in New York. Mr. Zimmel has been a director of ours since May 1999.

   Messrs. O'Connell and Allen were elected to our board of directors pursuant to an agreement with True North entered into in connection with our formation in December 1996. In 1996, True North agreed to cause each of Messrs. O'Connell and Allen to be elected to our board of directors as long as each serves us as an executive officer and until their collective ownership of our Class A common stock falls below 45% of the aggregate number of shares held by them on December 31, 1996. Each of our officers serves at the discretion of our board of directors.

   Messrs. Beeby, Peppers and Zimmel were elected to our board of directors under an agreement dated as of May 4, 1999, by and among us, True North, G.M. O'Connell and Robert C. Allen, II.

   There are no family relationships among any of our directors or officers.

Director Compensation

   Our directors who are not also our employees, or employees or directors of True North, receive options to acquire 17,500 shares of Class A common stock when they join the board of directors. In addition, such outside directors receive options to acquire 5,000 shares of Class A common stock for each year of service at the time of his or her re-election. Also, each such outside director is paid $1,000 for each board or committee meeting.

Committees of the Board of Directors

   We have established an Audit Committee composed of two directors, currently Messrs. Zimmel and Beeby. No member of our Audit Committee is an employee of ours or of True North or a director of True North. The Audit Committee reports to our board of directors regarding the appointment of our independent public accountants, the scope and fees of prospective annual audits and the results thereof, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls.

Compensation Committee Interlocks and Insider Participation

   Our board of directors has established a Compensation Committee comprised of independent directors that makes determinations regarding the compensation of our executive officers. The current members of the Compensation Committee are Messrs. Peppers and Beeby. Before the board of directors established the Compensation Committee, the compensation of our executive officers was determined by our directors who were not also our officers. No interlocking relationship exists between our board of directors and the board of directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past.

Limitation of Liability and Indemnification Matters

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of his or her fiduciary duties as a director, except for liability for:

  .  any breach of the duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derives an improper personal benefit.

   Our bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and agents to the fullest extent permitted by Delaware law.

   We have entered into agreements to indemnify certain of our directors and officers in addition to the indemnification provided for in our certificate of incorporation and bylaws. Under these agreements, we are obligated to indemnify our directors and officers for expenses, attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or officer of ours, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as our directors and officers.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of ours where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Executive Compensation

   The following table sets forth information concerning the compensation received, for each of the last two years, for services rendered to us by our current Chief Executive Officer and each of our other four most highly-compensated executive officers during the year ended December 31, 1999 whose total compensation in 1999 equaled or exceeded $100,000.

                           Summary Compensation Table

                                                                    Long-Term
                                                   Annual          Compensation
                                                Compensation          Awards
                                              -----------------    ------------
                                                                    Securities
                                                                    Underlying
      Name and Principal Positions       Year  Salary   Bonus        Options
      ----------------------------       ---- -------- --------    ------------
G. M. O'Connell......................... 1999 $300,000 $150,000          --
 Chief Executive Officer                 1998  300,000   90,000      285,000
Robert C. Allen, II..................... 1999  300,000  150,000          --
 President and Chief Operating Officer   1998  300,000   90,000      285,000
Steven C. Roberts....................... 1999  184,000  120,000      200,000
 Chief Financial Officer                 1998  175,000   85,000      120,908
Sloane Levy(1).......................... 1999  106,000   40,000       60,000
 VP, General Counsel and Corporate
  Secretary                              1998      --       --           --
William Zierolf(2)...................... 1999   41,000   66,000(3)   500,000
 Senior Vice President, Corporate
  Development                            1998      --       --           --

---------------------
(1) Ms. Levy commenced employment with us as Vice President and General Counsel in May 1999.
(2) Mr. Zierolf commenced employment with us as Senior Vice President, Corporate Development in October 1999.
(3) The amount shown includes a signing bonus of $50,000 paid to Mr. Zierolf upon his employment with us.

Employment Agreements

   In December 1996, we entered into a five-year employment agreement with each of Messrs. O'Connell and Allen providing for an initial annual base salary of $300,000, subject to increases at the discretion of our board of directors. Each of Messrs. O'Connell and Allen currently receive base salaries of $300,000. Pursuant to the employment agreements, if we terminate such executive's employment without cause, the executive is entitled to receive severance benefits equal to salary plus profit sharing for a period equal to the lesser of three years after such termination or the time remaining in the initial term of employment. Pursuant to letter agreements between us and each of Mr. O'Connell and Mr. Allen, the vesting of each of their stock options granted prior to January 2000 will be accelerated by one year upon (1) termination of each person's employment by him for good reason within 18 months after a change of control or (2) upon termination of his employment by us without cause within 18 months after a change of control. In addition, if the effective date of such termination is six months or less from the next vesting date, an additional prorated number of options will vest. Each of Messrs. O'Connell and Allen has also agreed to certain confidentiality, noncompetition and nonsolicitation provisions.

   In December 1996, we entered into an employment agreement with Mr. Roberts providing for an annual base salary of $150,000. Mr. Roberts currently receives a base salary of $200,000. Pursuant to a letter agreement, if we, or a successor, terminate Mr. Roberts' employment without cause or if Mr. Roberts terminates his employment with good reason, he is entitled to receive severance benefits equal to one year's salary plus any applicable bonuses. Upon a change of control, the vesting of Mr. Roberts' stock options granted prior to January 2000 will be accelerated by one year. If Mr. Roberts' employment is terminated by us without cause or by him for good reason within 18 months following a change of control, the vesting of these options will be accelerated by an additional one year period. If the effective date of such termination is six months or less from the next vesting date, an additional prorated number of options will vest. In addition, Mr. Roberts has agreed to certain confidentiality, noncompetition and nonsolicitation provisions.

   In April 1999, we entered into an employment agreement with Ms. Levy for an initial base salary of $170,000. Pursuant to the employment agreement, if we terminate Ms. Levy's employment without cause, she is entitled to receive severance benefits equal to one year of base salary plus any other payments to which she may be entitled to at that time. Pursuant to a letter agreement between us and Ms. Levy, the vesting of Ms. Levy's stock options granted on May 17, 1999 shall be accelerated by one year and the vesting of the options granted to Ms. Levy on December 6, 1999 shall be fully accelerated upon (1) termination of her employment by her for good reason within 18 months after a change of control or (2) upon termination of her employment by us without cause within 18 months after a change of control. In addition, if the effective date of such termination is six months or less from the next vesting date, an additional prorated number of options will vest. Ms. Levy has also agreed to certain confidentiality, noncompetition and nonsolicitation provisions.

   In October 1999, we entered into an employment agreement with Mr. Zierolf providing for an initial base salary of $200,000 and a one-time signing bonus of $50,000. Pursuant to the employment agreement, if Mr. Zierolf is terminated without cause within 18 months following a change of control, the vesting of options granted to him will be accelerated by one year. Mr. Zierolf has also agreed to certain confidentiality and nonsolicitation provisions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Mr. Zimmel is a managing director of Goldman, Sachs & Co. This firm provided us with investment banking services during 1999 and is expected to provide us with similar services during 2000.

   Currently, two of our eight directors are also employees of True North, and are compensated by True North in connection with their employment by True North. In addition, one of these directors and one of our other directors are also directors of True North and were elected to our board of directors by True North. These directors may have conflicts of interest in addressing business opportunities and strategies in circumstances where our and True North's interests differ.

   In the normal course of business, we and True North have, from time to time, entered into various business transactions and agreements, and we may enter into additional transactions in the future. These transactions include (1) an administrative services agreement whereby True North provides us with administrative functions and other services including tax preparation, insurance and treasury consulting; (2) a sublease with Bozell, for office space in New York City; and (3) a tax matters agreement whereby we and True North have entered into an agreement to provide for certain unitary state tax-sharing arrangements.

   We believe that each of these transactions was made on terms no less favorable than those that we could have obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders or our affiliates will be approved by a majority of our board of directors, including a majority of our independent and disinterested directors, and will be on terms equivalent to those that we could obtain from unaffiliated third parties.

Stockholders Agreement with True North, Mr. O'Connell and Mr. Allen

   In May 1999, we, True North, G. M. O'Connell and Robert C. Allen, II entered into a stockholders agreement. Under this agreement True North agreed to convert all of its shares of our Class B common stock into shares of our Class A common stock when it no longer owns 35% of the total outstanding shares of our capital stock, which will occur upon consummation of this offering.

   In connection with expanding our board of directors from five to eight directors, we and the other parties to the stockholders agreement agreed that until True North no longer owns at least 10% of our outstanding capital stock, such parties would take all actions necessary in order to cause the election of at least one director designated by True North to our board of directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock as of March 1, 2000, for:

  . each person or entity who is known by us to beneficially own five percent or more of the outstanding shares of our common stock;

  .  each of our directors;

  .  each of our executive officers; and

  .  all of our directors and executive officers as a group

and as adjusted to reflect the sale of the shares offered by this prospectus.

                            Shares Beneficially Owned                  Shares Beneficially Owned
                               Before the Offering                         After the Offering
                            ----------------------------   Number of   ----------------------------
                                             Percent of   Shares Being                  Percent of
Name                          Number(1)      Ownership      Offered      Number(1)      Ownership
----                          ---------      ----------   ------------   ---------      ----------
True North
 Communications Inc. ...         11,109,696        46.2%   2,500,000         8,609,696        33.6%
 101 East Erie Street
 Chicago, Illinois 60611(2)
Provident Investment
 Counsel, Inc...........            795,700         3.3          --            795,700         3.1
 300 North Lake Avenue
 Pasadena, California
 91101(3)
GEOCapital LLC..........          1,461,800         6.1          --          1,461,800         5.7
 767 Fifth Avenue, 45th
 Floor
 New York, NY 10153-4590(4)
Douglas C. Ahlers (5)...          2,110,748         8.8          --          2,110,748         8.2
G.M. O'Connell (6)......          2,254,346         9.3      338,151         1,916,195         7.4
Robert C. Allen, II
 (7)....................            626,978         2.6       94,046           532,932         2.1
Robert H. Beeby (8)(9)..             37,000           *          --             37,000           *
Donald M. Elliman, Jr.
 (10)...................         11,109,696        46.2    2,500,000         8,609,696        33.6
Sloane Levy.............                644           *          --                644           *
Terry D. Peigh (11).....         11,109,696        46.2    2,500,000         8,609,696        33.6
Don Peppers (9).........             47,000           *          --             47,000           *
Steven C. Roberts (12)..             37,152           *          --             37,152           *
Donald L. Seeley (13)...         11,110,696        46.2    2,500,000         8,610,696        33.6
William Zierolf.........                --            *          --                --            *
Joseph R. Zimmel (9)....             35,000           *          --             35,000           *
All directors and
 executive officers as a
 group (thirteen
 persons) (14)(15)......         14,323,658        58.2    2,932,197        11,391,461        43.5

--------------
  *  Less than one percent.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing and presenting the percentage ownership of any other person named in the table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
 (2) Includes shares of our Class B common stock held by various wholly-owned subsidiaries of True North prior to this offering. All of the Class B shares held by True North and its subsidiaries will be converted into shares of our Class A common stock upon consummation of this offering.

 (3) Provident Investment Counsel, Inc. and Robert M. Kommerstad, a shareholder of a predecessor business of Provident, filed a statement with the Commission on Schedule 13G/A under the Exchange Act, disclosing beneficial ownership of greater than 5% of our Class A common stock (795,700 shares). According to the statement, Provident's beneficial ownership of our Class A common stock is directly as a result of Provident's discretionary authority to buy, sell and vote shares of such common stock for its investment advisory clients. Mr. Kommerstad no longer has beneficial ownership of any of our Class A common stock and is no longer a reporting person. Since this table reflects the conversion of True North's Class B common stock into Class A common stock upon consummation of this offering, Provident's percentage of ownership of our Class A common stock is shown as less than 5%.
 (4) GEOCapital LLC filed a statement with the Commission on Schedule 13G under the Exchange Act, disclosing beneficial ownership of greater than 5% of our Class A common stock (1,461,800 shares). According to the statement, GEOCapital has sole dispositive power for 1,461,800 shares.
 (5) Includes 60,800 shares of our Class A common stock subject to options that are exercisable within 60 days of March 1, 2000.
 (6) Includes 174,800 shares of our Class A common stock subject to options that are exercisable within 60 days of March 1, 2000.
 (7) Includes 74,800 shares of our Class A common stock subject to options that are exercisable within 60 days of March 1, 2000.
 (8) Includes 2,000 shares of our Class A common stock beneficially owned by Mr. Beeby's wife.
 (9) Includes 35,000 shares of our Class A common stock subject to options that are exercisable within 60 days of March 1, 2000.
(10) Includes 11,109,696 shares of our Class B common stock beneficially owned by True North and its wholly owned subsidiaries. Mr. Elliman, who is a director of True North, disclaims beneficial ownership of such shares.
(11) Includes 11,109,696 shares of our Class B common stock beneficially owned by True North and its wholly-owned subsidiaries. Mr. Peigh, who is an Executive Vice President of True North, disclaims beneficial ownership of such shares.
(12) Includes 34,028 shares of our Class A common stock subject to options that are exercisable within 60 days of March 1, 2000.
(13) Includes 11,109,696 shares of our Class B common stock beneficially owned by True North and its wholly owned subsidiaries. Mr. Seeley, who is a part-time employee and director of True North, disclaims beneficial ownership of such shares.
(14) Includes an aggregate of 560,346 shares of our Class A common stock subject to options held by our directors and executive officers that are exercisable within 60 days of March 1, 2000.
(15) The address of each of the individuals listed, with the exception of Mr. Ahlers, is c/o Modem Media. Poppe Tyson, Inc., 230 East Avenue, Norwalk, Connecticut 06855. Mr. Ahlers' address is 1942 Pacific Avenue, San Francisco, CA 94109.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Future public market sales of substantial amounts of Class A common stock that have not previously been sold in the public market, including shares issuable upon exercise of outstanding options and warrants after this offering, could adversely affect market prices prevailing from time-to-time and could impair our ability to raise capital through the sale of our equity securities.

   Upon consummation of this offering, we will have 25,744,780 shares of Class A common stock outstanding (25,919,780 shares if the underwriters' over-allotment is exercised in full) and no shares of Class B common stock outstanding. Of the shares outstanding after the offering, approximately 11.9 million shares of Class A common stock, will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of us, which shares will be subject to the volume limitations of Rule 144 under the Securities Act. The freely tradable shares include the 4.5 million shares of Class A common stock to be sold in this offering, the 5,980,000 shares sold in our initial public offering and approximately 1.4 million shares sold under other registration statements or Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer.

   Substantially all of the remaining 13,895,172 shares of Class A common stock outstanding will be "restricted securities" as that phrase is defined in Rule 144 and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including the exemption provided by Rule 144 under the Securities Act. Approximately 2,050,000 shares of Class A common stock which are restricted securities may be sold freely under Rule 144(k). Holders of the balance of the restricted securities will be entitled to sell a number of shares of Class A common stock within any three-month period equal to the greater of 1% of the then outstanding shares of the Class A common stock (approximately 257,450 shares immediately after the offering) or the average weekly reported volume of trading of the Class A common stock on the Nasdaq National Market during the four calendar weeks preceding such sale, provided that certain manner of sale and notice requirements and requirements as to the availability of current public information concerning us satisfied.

   Immediately after the offering, there will be options and warrants to purchase approximately 6.7 million shares of Class A common stock outstanding granted by us through March 10, 2000. We have filed registration statements on Form S-8 covering all options granted under our 1999 Stock Incentive Plan, 1997 Stock Option Plan, 1996 Option Plan, Purchase Plan and the Vivid Holdings, Inc. 1999 Stock Option Plan. Shares of Class A common stock registered under such registration statements will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up agreements described below. See "Management--Stock Plans."

   Notwithstanding the foregoing, in connection with this offering, we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except issuances pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of options or warrants outstanding on the date hereof and grants and issuances pursuant to our stock-based compensation plans and except as necessary to permit us to fulfill our contractual obligations, including our obligation to file a registration statement relating to the shares of Class A common stock issuable upon the exercise of General Electric Capital Corporation's warrants and, if it arises during the lock-up period, our obligation to file a registration statement relating to the shares of Class A common stock issuable in connection with the CLLC Investments II merger described below.

   Our officers, other senior managers, directors and True North have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except True North will be permitted to sell to us up to approximately 222,660 shares pursuant to the exercise of certain outstanding employee stock options.

   After giving effect to these contractual restrictions and holding periods under Rule 144, we estimate that additional shares of outstanding common stock will be available for sale in the public market as follows:

     Number of shares Date of availability for resale
     ---------------- -------------------------------
         2,050,000    Immediately
        10,800,000    91 days after the date of this prospectus
           128,400    October 2000; shares issued in conection with our
                      acquisition of MEX Multimedia Experts GmbH
           446,000    February 2001; shares issued in connection with the Vivid
                      transaction

In addition to these shares, additional shares issuable upon the exercise of outstanding options and warrants may be sold in the public market under the registration statements described below and our registration statements relating to our stock-based incentive plans.

Registration Rights

 True North and Messrs. O'Connell, Allen and Ahlers

   True North, G. M. O'Connell, Robert C. Allen, II and Douglas C. Ahlers are entitled to require us to register their shares of our Class A common stock under the Securities Act. After this offering, approximately 12,859,171 shares of common stock may be registered under these rights. Under the agreement between us and these stockholders, True North will be entitled to demand that we file a total of four registration statements, two of which are specified as Form S-3 registration statements. If we file any registration statement for our equity securities, either for our own account or for the account of other security holders, we must give notice of the filing to True North and Messrs. O'Connell, Allen and Ahlers and offer to include their shares of Class A common stock in the registration statement. In an underwritten offering, the underwriters will have the right to limit the aggregate number of shares included by these parties to no less than 20% of the total offering. All of these registration rights are transferable subject to specified conditions and expire in August 2002. We will bear the expenses of each such registration.

 Relating to the Vivid Acquisition

   In connection with the Vivid acquisition, we have granted certain parties piggyback registration rights in connection with shares of our Class A common stock that they received in that transaction. Approximately 446,000 shares of Class A common stock may be registered under these rights, of which 139,706 shares only become subject to these rights when released from an escrow arrangement that is scheduled to terminate on February 11, 2001 or earlier under certain circumstances. The registration rights of the stockholders who received shares in the Vivid acquisition are subordinate to the rights of our stockholders who held registration rights prior to February 10, 2000.

 GE Capital Warrant Shares

   We have issued a warrant to purchase 190,000 shares of our Class A common stock at an exercise price of $12.16 per share to General Electric Capital Corporation. The terms of our warrant agreement with General Electric Capital Corporation require us, with certain exceptions, to prepare and file a resale registration statement on or before June 9, 2000 in respect of all shares of our Class A common stock issuable upon exercise of the warrants. We have agreed, with certain exceptions, to use our best efforts to cause this registration statement to become effective on or before August 9, 2000 and to keep it continuously effective until August 9, 2004 or until all of the shares registered thereunder have been sold.

 CentrPort Merger Shares

   If CentrPort LLC, a limited liability company formed pursuant to the Delaware Limited Liability Company Act, meets certain defined milestones prior to April 26, 2001, we have agreed to merge with an entity called CLLC Investments I, Inc., pursuant to which transaction the shareholders of CLLC Investments I will receive $3 million worth of our Class A common stock based on the market price of our Class A common stock at the time of the merger. The stockholders of CLLC Investments I will have piggyback registration rights in connection with those shares. Under certain circumstances, following the merger with CLLC Investments I, we may merge with CLLC Investments II. If that merger occurs, stockholders of CLLC Investments II will receive shares of our Class A common stock with a value equal to a dollar amount which will be determined on a sliding scale based on the then-market price of our Class A common stock. In addition, the stockholders of CLLC Investments II will be entitled to demand that we file a resale registration statement in connection with those shares. The registration rights of the CLLC Investments I and CLLC Investments II stockholders will be subordinate to the rights of our stockholders who held registration rights prior to November 22, 1999. As of the time of this offering, mergers with neither CLLC Investments I nor CLLC Investments II have occurred.

                          DESCRIPTION OF CAPITAL STOCK

   The following descriptions are summaries of the material terms of our certificate of incorporation and bylaws. Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, our certificate of incorporation and bylaws, copies of which are filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

   Under our certificate of incorporation, we have authority to issue an aggregate of 61,025,865 shares of capital stock, consisting of 44,909,539 shares of Class A common stock, par value $0.001 per share, 11,116,326 shares of Class B common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

   Set forth below is a description of our common stock and our preferred stock that may be issued under our certificate of incorporation.

Common Stock

   Shares of our Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights, as described below.

   Voting Rights. Each outstanding share of our Class A common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including the election of directors, and each share of our Class B common stock is entitled to five votes on each such matter. Except as required by applicable law, holders of our Class A common stock and Class B common stock vote together as a single class on all matters. There is no cumulative voting in the election of directors.

   For so long as there are any shares of our Class B common stock outstanding, any action that may be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if we receive consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit the holders of our Class B common stock to take action regarding certain matters without providing other stockholders the opportunity to voice dissenting views or raise other matters. The right to take such action by written consent of stockholders will expire when there are no longer any shares of our Class B common stock outstanding, which will occur upon consummation of this offering.

   Dividends, Distributions and Stock Splits. Holders of our Class A common stock and Class B common stock are entitled to receive dividends at the same rate if, and when such dividends are declared by our board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

   In the case of dividends or distributions payable in Class A common stock or Class B common stock, only shares of our Class A common stock will be distributed with respect to the Class A common stock and only shares of our Class B common stock will be distributed with respect to our Class B common stock. In the case of dividends or other distributions consisting of other of our voting shares, we will declare and pay such dividends in two separate classes, identical in all respects except that the voting rights of each such security paid to the holders of our Class A common stock shall be one-fifth of the voting rights of each such security paid to the holders of our Class B common stock. In the case of dividends or other distributions consisting of non-voting securities convertible into, or exchangeable for, our voting securities we will provide that such convertible or exchangeable securities and the underlying securities be identical in all respects, except that the voting rights of each security underlying the convertible or exchangeable security paid to the holders of our Class A common stock shall be one-fifth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of our Class B common stock, and such underlying securities paid to the holders of our Class B common stock shall convert into the security paid to the holders of the Class A common stock upon the same terms and conditions applicable to the conversion of Class B common stock into Class A common stock.

   Neither our Class A common stock nor our Class B common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

   Conversion. The shares of our Class A common stock are not convertible. Each share of our Class B common stock is convertible into one share of our Class A common stock at any time at the option of the holder. Each share of Class B common stock will automatically convert into one share of Class A common stock upon consummation of this offering, when True North's holdings will be reduced below 35% of our outstanding shares. The holders of Class B common stock shall have, upon conversion of their shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held.

   Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for the holders of preferred stock, if any, remaining assets will be distributed ratably among the holders of our Class A common stock and Class B common stock, treated as a single class.

   Mergers and Other Business Combinations. Upon a merger, combination, or other similar transaction in which shares of our common stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of our Class A common stock and Class B common stock will be entitled to receive an equal amount per share of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and conversion rights to the extent and only to the extent that the voting rights and conversion rights of Class A common stock and Class B common stock differ at that time.

   All shares of Class A common stock outstanding are fully paid and nonassessable, and all the shares of Class A common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

   We have authority to issue 5,000,000 shares of undesignated preferred stock, of which none are currently outstanding. Our board of directors has the authority to issue preferred stock in one or more series and to establish the rights and restrictions granted to or imposed on any unissued shares of preferred stock and to fix the number of shares constituting any series without any further vote or action by the stockholders. Our board of directors has the authority, without approval of the stockholders, to issue preferred stock that has voting and conversion rights superior to the Class A and Class B common stock, which could have the effect of delaying or preventing a change in control of us. We currently have no plans to issue any shares of preferred stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

  . the owner of 15% or more of the outstanding voting stock of the corporation;

  . an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

  . an affiliate or associate of the persons described in the foregoing bullet points.

   Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempts us from the restrictions imposed under Section 203 of the Delaware General Corporation Law. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

   Annual meetings of stockholders shall be held to elect our board of directors and transact such other business as may be properly brought before the meeting. Special meetings of stockholders may be called by the Chairman or the Chief Executive Officer or by a majority of the board of directors. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of the stockholders or may be taken by a consent in writing by stockholders.

   Our certificate of incorporation may be amended with the approval of a majority of the board of directors and the holders of a majority of our outstanding voting securities.

   The number of directors shall be fixed by resolution of the board of directors. The size of our board of directors is currently fixed at eight members. Our directors shall be elected at the annual meeting of the stockholders, except for filling vacancies. Our directors may be removed with the approval of the holders of a majority of our voting power present and entitled to vote at a meeting of stockholders. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of our directors then in office, a sole remaining director, or the holders of a majority of the voting power present and entitled to vote at a meeting of stockholders. Under the terms of our May 1999 stockholders' agreement with True North, G. M. O'Connell and Robert C. Allen, II, in connection with expanding our board of directors from five to eight directors, we and the other parties to that agreement agreed, until True North no longer owns at least 10% of our outstanding capital stock, to take all actions necessary in order to cause the election of at least one director designated by True North to our board of directors.

   The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally shall constitute a quorum for stockholder action at any meeting.

Limitation of Liability; Indemnification

   Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of our directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, including:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . any unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derives an improper personal benefit.

   These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. Our bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers. See "Management--Limitation of Liability and Indemnification Matters."

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our Class A common stock is First Chicago Trust Company.

              U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
                          OF OUR CLASS A COMMON STOCK

   The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of Class A common stock by a beneficial owner that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust. If a partnership is a beneficial owner of our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of shares of our Class A common stock.

   This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations thereunder, and administrative and judicial interpretations thereof as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders of Class A common stock in light of their particular circumstances such as their status as an insurance company, tax-exempt organization, financial institution, broker-dealer, U.S. expatriate, or holder of our securities as part of a "straddle," "hedge" or "conversion transaction." This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

   Dividends paid to a Non-U.S. Holder of Class A common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. For purposes of withholding and determining whether tax is to be withheld at a reduced rate under an income tax treaty, we will presume that dividends paid on or before December 31, 2000 to an address in a foreign country are paid to a resident of that country unless we have knowledge that the presumption is not warranted.

   In order to obtain a reduced rate of withholding for dividends paid after December 31, 2000, a Non-U.S. Holder of Class A common stock will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty. In addition, in certain cases where dividends are paid to a Non-U.S. Holder of Class A common stock that is a partnership or other pass-through entity, persons holding an interest in the entity and the entity itself may need to provide the required certification. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

   The withholding tax does not apply to dividends paid to a Non-U.S. Holder of Class A common stock that provides an Internal Revenue Service Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (or if an income tax treaty applies, the withholding tax does not apply to dividends that are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States, provided that the Non-U.S. Holder complies with other applicable certification and disclosure requirements). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax on net income as if the Non-U.S. Holder were a U.S. resident, U.S. citizen or domestic corporation. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) on an earnings amount that is net of the regular tax.

   A Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund, along with the required information, with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Class A common stock unless:

  . the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder);

  . in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the Class A common stock as a capital asset, the individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist;

  . the Non-U.S. Holder is subject to tax under the provisions of the Code regarding the taxation of certain U.S. expatriates; or

  . we are or have been a "U.S. real property holding corporation" within the meaning of the Code at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever period is shorter.

   We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

Information Reporting Requirements and Backup Withholding

   We must report to the Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to each Non-U.S. Holder of Class A common stock. Under tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence. United States backup withholding generally is a withholding tax imposed at the rate of 31% on certain payments to holders of common stock that are not "exempt recipients" and that fail to furnish certain required information. Dividends paid on or before December 31, 2000 at an address outside the United States are generally not subject to backup withholding, unless we have knowledge that the payee is a U.S. person. However, a Non-U.S. Holder may need to certify its non-U.S. status in order to avoid backup withholding at a 31% rate on dividends paid after December 31, 2000 or on dividends paid on or before that date at an address inside the United States.

   U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of Class A common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, a Non-U.S. Holder of Class A common stock may need to certify its non-U.S. status in order to avoid information reporting and backup withholding at a 31% rate on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. In addition, U.S. information reporting requirements may apply to the proceeds of a disposition effected by or through a non-U.S. office of a U.S. broker, or by a non-U.S. broker with specified connections to the United States.

   Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the IRS.

Federal Estate Tax

   An individual Non-U.S. Holder of Class A common stock who is treated as the owner of, or has made certain lifetime transfers of, an interest in Class A common stock will be required to include the value of the Class A common stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated     , 2000, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc., Thomas Weisel Partners LLC and First Union Securities, Inc. are acting as representatives, the following respective numbers of shares of Class A common stock:

                                                                       Number of
     Underwriter                                                        Shares
     -----------                                                       ---------
   Credit Suisse First Boston Corporation.............................
   FleetBoston Robertson Stephens Inc.................................
   Thomas Weisel Partners LLC.........................................
   First Union Securities, Inc........................................

                                                                       ---------
     Total............................................................ 4,500,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our Class A common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We and True North have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 175,000 additional shares from us and 500,000 additional shares from True North at the public offering price less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments of Class A common stock.

   The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus and
to selling group members at that price less a concession of $   per share. The
underwriters and selling group members may allow a discount of $   per share on
sales to other broker/dealers. After the public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay.

                               Per Share               Total
                          ------------------- ------------------------
                           Without    With     Without
                            Over-     Over-     Over-        With
                          allotment allotment allotment Over-allotment
                          --------- --------- --------- --------------
Underwriting Discounts
 and Commissions
 paid by us.............
Expenses payable by us..
Underwriting Discounts
 and Commissions
 paid by selling
 stockholders...........

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except issuances pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of options or warrants outstanding on the date hereof and grants and issuances pursuant to our stock-based compensastion plans and except as necessary to permit us to fulfill our contractual obligations, including our obligation to file a registration statement relating to the warrant shares issuable upon the exercise of General Electric Corporation's warrants and, if it arises during the lock-up period, our obligation to file a registration statement relating to the shares of Class A common stock issuable in connection with the CLLC Investments II merger described under "Shares Eligible for Future Sale."

   Our officers, other senior managers, directors and True North have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except True North will be permitted to sell to us up to approximately 222,660 shares pursuant to the exercise of certain outstanding employee stock options.

   We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  . In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has acted as a lead or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of our Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of our Class A common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our Class A common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us, the selling shareholders and the dealer from whom such purchase confirmation is received that: (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws; (ii) where required by law, that such purchaser is purchasing as principal and not as agent; and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and with respect to the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the Class A common stock offered by us will be passed on for us by Davis Polk & Wardwell, New York, New York and the validity of the Class A common stock offered by the selling stockholders will be passed on for us by Sloane Levy, our Vice President, General Counsel. Ms. Levy owns 644 shares of Class A common stock and options to purchase 56,000 shares of Class A common stock. Cravath, Swaine & Moore, New York, New York has represented the underwriters in this offering.

                                    EXPERTS

   Our audited financial statements included and incorporated by reference in this prospectus and the audited financial statements of Poppe Tyson Strategic Interactive Marketing Operations incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated by reference, as the case may be, herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Vivid Holdings, Inc., and subsidiary, as of December 31, 1999 and for the six-month period then ended, and the consolidated financial statements of Vivid Publishing, Inc. (predecessor) as of and for the year-ended December 31, 1998 and for the six-month period ended June 30, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov.

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell or deregister all of the shares of Class A common stock offered by this prospectus:

     (a) our Annual Report on Form 10-K for the year ended December 31, 1999;

     (b) our Current Report on Form 8-K filed February 25, 2000, as amended by our Form 8-K/A filed on March 15, 2000; and

     (c) our Information Statement dated January 27, 2000.

   You may request a copy of these filings at no cost, by visiting our website at www.modemmedia.com.

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

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Modem Media . Poppe Tyson, Inc. and Subsidiaries
Report of Independent Public Accountants.................................  F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999.............  F-3
Consolidated Statements of Operations for the years ended December 31,
 1997, 1998 and 1999.....................................................  F-4
Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1997, 1998 and 1999..................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1998 and 1999.....................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7


Modem Media . Poppe Tyson, Inc., Vivid Holdings, Inc. and Vivid
 Publishing, Inc.
Introduction............................................................. F-24
Unaudited Pro Forma Combined Balance Sheet as of December 31, 1999....... F-25
Unaudited Pro Forma Combined Statement of Operations for the year ended
 December 31, 1999....................................................... F-26
Notes to Unaudited Pro Forma Combined Financial Statements............... F-27

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Modem Media . Poppe Tyson, Inc.:

   We have audited the accompanying consolidated balance sheets of Modem Media . Poppe Tyson, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Modem Media . Poppe Tyson, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Stamford, Connecticut
February 4, 2000

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                    --------------------------
                                                        1998          1999
                                                    ------------  ------------
                      ASSETS
Current assets:
 Cash and cash equivalents......................... $  7,824,000  $ 30,265,000
 Short-term investments............................          --     16,859,000
 Accounts receivable, net of bad debt reserve of
  $968,000 and $1,151,000, respectively............   13,619,000    18,090,000
 Unbilled revenues.................................    1,261,000     2,066,000
 Unbilled charges..................................      640,000       642,000
 Deferred income taxes.............................      484,000     1,004,000
 Prepaid expenses and other current assets.........    1,139,000     2,325,000
 True North note receivable........................    4,500,000           --
                                                    ------------  ------------
   Total current assets............................   29,467,000    71,251,000

Property and equipment:
 Leasehold improvements............................    1,074,000     3,769,000
 Computers and software............................    6,731,000    11,158,000
 Furniture and other...............................    2,156,000     4,969,000
                                                    ------------  ------------
   Total property and equipment....................    9,961,000    19,896,000
Less: accumulated depreciation and amortization....   (3,135,000)   (5,704,000)
                                                    ------------  ------------
   Total property and equipment, net...............    6,826,000    14,192,000

Other assets:
 Goodwill, net of accumulated amortization of
  $3,433,000 and $6,391,000, respectively..........   33,139,000    55,742,000
 Deferred income taxes.............................      229,000       602,000
 Other assets......................................    1,625,000     3,945,000
                                                    ------------  ------------
   Total other assets..............................   34,993,000    60,289,000
                                                    ------------  ------------
   Total assets.................................... $ 71,286,000  $145,732,000
                                                    ============  ============

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.................................. $  4,522,000  $  5,346,000
 Pre-billed media..................................    6,914,000     6,639,000
 Advance billings..................................    2,164,000     2,736,000
 Deferred revenues.................................    5,484,000     4,125,000
 Due to True North.................................    1,797,000           --
 Note payable to True North........................    6,000,000           --
 Accrued expenses and other current liabilities....    8,503,000    14,718,000
                                                    ------------  ------------
   Total current liabilities.......................   35,384,000    33,564,000

Noncurrent liabilities:
 Capital lease obligations, less current portion...      323,000       471,000
 Other liabilities.................................       19,000       221,000

Commitments and contingencies (see Note 9).........
Stockholders' equity:
 Common stock, Class A, $.001 par value--
  44,909,539 shares authorized, 4,848,270 and
  12,115,970 issued................................        5,000        12,000
 Common stock, Class B, $.001 par value--
  11,297,248 and 11,116,326 shares authorized,
  issued and outstanding, respectively.............       11,000        11,000
 Preferred stock, $.001 par value--5,000,000
  shares authorized, none issued and outstanding...          --            --
 Paid-in capital...................................   47,211,000   121,151,000
 Accumulated deficit...............................  (11,621,000)   (8,604,000)
 Treasury stock, 184,834 shares of Class A common
  stock, at cost...................................          --     (1,118,000)
 Accumulated other comprehensive income............      (46,000)       24,000
                                                    ------------  ------------
   Total stockholders' equity......................   35,560,000   111,476,000
                                                    ------------  ------------
   Total liabilities and stockholders' equity...... $ 71,286,000  $145,732,000
                                                    ============  ============

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                Year Ended December 31,
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
Revenues................................. $25,497,000  $42,544,000  $74,036,000
Cost of revenues.........................  12,045,000   23,249,000   32,991,000
                                          -----------  -----------  -----------
Gross margin.............................  13,452,000   19,295,000   41,045,000
                                          -----------  -----------  -----------
Operating expenses:
  Sales and marketing....................     769,000    1,098,000    1,658,000
  General and administrative.............  12,118,000   19,750,000   29,683,000
  Amortization of goodwill...............   1,666,000    1,768,000    2,959,000
  Operating losses of True North Units
   Held for Transfer.....................   2,180,000       13,000          --
                                          -----------  -----------  -----------
    Total operating expenses.............  16,733,000   22,629,000   34,300,000
                                          -----------  -----------  -----------
Operating (loss) income..................  (3,281,000)  (3,334,000)   6,745,000
Interest (expense) income, net...........     (76,000)      29,000    1,975,000
                                          -----------  -----------  -----------
(Loss) income before income taxes........  (3,357,000)  (3,305,000)   8,720,000
(Benefit) provision for income taxes.....    (248,000)    (102,000)   5,703,000
                                          -----------  -----------  -----------
Net (loss) income........................ $(3,109,000) $(3,203,000) $ 3,017,000
                                          ===========  ===========  ===========

Net (loss) income per share:
  Basic.................................. $     (0.21) $     (0.21) $      0.14
                                          ===========  ===========  ===========
  Diluted................................ $     (0.21) $     (0.21) $      0.13
                                          ===========  ===========  ===========

Weighted-average number of common shares
 outstanding:
  Basic..................................  14,520,000   14,930,000   21,563,000
                                          ===========  ===========  ===========
  Diluted................................  14,520,000   14,930,000   22,958,000
                                          ===========  ===========  ===========



  The accompanying notes to consolidated financial statements are an integral part of these statements.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                 Accumulated
                                         Common Stock                                               Other         Total
                                        ---------------   Paid-in     Accumulated   Treasury    Comprehensive Stockholders'
                                        Class A Class B   Capital       Deficit       Stock        Income        Equity
                                        ------- ------- ------------  -----------  -----------  ------------- -------------
Balance as of December 31, 1996, as
 previously reported..................  $ 3,000 $ 5,000 $ 43,588,000  $(3,103,000) $       --      $   --     $ 40,493,000
Effect of two-for-one stock split
 effective March 1, 2000..............    2,000   6,000          --        (8,000)         --          --              --
                                        ------- ------- ------------  -----------  -----------     -------    ------------
Balance as of December 31, 1996.......    5,000  11,000   43,588,000   (3,111,000)         --          --       40,493,000
Comprehensive income:
 Net loss.............................      --      --           --    (3,109,000)         --          --       (3,109,000)
 Foreign currency translation
  adjustment..........................      --      --           --           --           --        8,000           8,000
                                                                                                              ------------
   Total comprehensive income (loss)..                                                                          (3,101,000)
                                                                                                              ------------
Acquisition of Poppe Tyson Strategic
 Interactive Marketing Operations.....      --      --           --    (2,980,000)         --      (34,000)     (3,014,000)
Payment by True North to former Modem
 Partnership partners.................      --      --     1,150,000          --           --          --        1,150,000
Other, net............................      --      --        90,000          --           --          --           90,000
                                        ------- ------- ------------  -----------  -----------     -------    ------------
Balance as of December 31, 1997.......    5,000  11,000   44,828,000   (9,200,000)         --      (26,000)     35,618,000
Comprehensive income:
 Net loss.............................      --      --           --    (3,203,000)         --          --       (3,203,000)
 Foreign currency translation
  adjustment..........................      --      --           --           --           --      (20,000)        (20,000)
                                                                                                              ------------
   Total comprehensive income (loss)..                                                                          (3,223,000)
                                                                                                              ------------
Forgiveness of intercompany
 borrowings...........................      --      --     5,763,000          --           --          --        5,763,000
Sale to True North of True North Units
 Held for Transfer....................      --      --    (7,444,000)         --           --          --       (7,444,000)
Acquisition of fixed assets from True
 North in connection with the
 Combination..........................      --      --     1,624,000          --           --          --        1,624,000
Payment by True North to former Modem
 Partnership partners.................      --      --     3,263,000          --           --          --        3,263,000
Other, net............................      --      --      (823,000)     782,000          --          --          (41,000)
                                        ------- ------- ------------  -----------  -----------     -------    ------------
Balance as of December 31, 1998.......    5,000  11,000   47,211,000  (11,621,000)         --      (46,000)     35,560,000
Comprehensive income:
 Net income...........................      --      --           --     3,017,000          --          --        3,017,000
 Foreign currency translation
  adjustment..........................      --      --           --           --           --       70,000          70,000
                                                                                                              ------------
   Total comprehensive income.........                                                                           3,087,000
                                                                                                              ------------
Initial public offering, net of
 offering costs.......................    6,000     --    42,045,000          --           --          --       42,051,000
Exercise of stock options.............    1,000     --     3,704,000          --           --          --        3,705,000
Tax benefit from the exercise of stock
 options..............................      --      --     5,728,000          --           --          --        5,728,000
Shares issued under employee stock
 purchase plan........................      --      --       956,000          --           --          --          956,000
Purchases of treasury stock...........      --      --           --           --    (1,118,000)        --       (1,118,000)
Acquisition of MEX Multimedia Experts
 GmbH.................................      --      --     2,400,000          --           --          --        2,400,000
Payment by True North to former Modem
 Partnership partners.................      --      --    18,518,000          --           --          --       18,518,000
Other, net............................      --      --       589,000          --           --          --          589,000
                                        ------- ------- ------------  -----------  -----------     -------    ------------
Balance as of December 31, 1999.......  $12,000 $11,000 $121,151,000  $(8,604,000) $(1,118,000)    $24,000    $111,476,000
                                        ======= ======= ============  ===========  ===========     =======    ============

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,
                                         --------------------------------------
                                            1997         1998          1999
                                         -----------  -----------  ------------
Cash flows from operating activities:
  Net (loss) income....................  $(3,109,000) $(3,203,000) $  3,017,000
  Adjustments to reconcile net (loss)
   income to net cash provided by
   operating activities:
    Depreciation.......................    1,189,000    1,846,000     3,463,000
    Amortization of goodwill...........    1,666,000    1,768,000     2,959,000
    Tax benefit from the exercise of
     stock options.....................          --           --      5,703,000
    Provision for doubtful accounts....      517,000      660,000       316,000
    Loss on disposal of equipment......       98,000      155,000       268,000
    Changes in assets and liabilities:
      Accounts receivable..............     (568,000)  (6,865,000)   (4,432,000)
      Unbilled revenues................     (454,000)    (217,000)     (179,000)
      Unbilled charges.................       38,000       18,000        53,000
      Prepaid expenses and other
       current assets..................     (125,000)    (798,000)   (1,157,000)
      Accounts payable, accrued
       expenses and other current
       liabilities.....................    1,106,000    7,839,000     6,405,000
      Pre-billed media.................    2,543,000    3,028,000      (260,000)
      Advance billings.................      770,000        1,000       565,000
      Deferred revenues................    1,442,000    3,868,000    (1,364,000)
      Deferred income taxes............     (413,000)    (326,000)     (902,000)
      Other, net.......................      (22,000)  (1,586,000)   (3,276,000)
      Net assets of True North Units
       Held for Transfer...............    1,718,000      129,000           --
                                         -----------  -----------  ------------
        Net cash provided by operating
         activities....................    6,396,000    6,317,000    11,179,000

Cash flows from investing activities:
  Purchase of property and equipment...   (1,324,000)  (4,133,000)  (10,403,000)
  Purchase of short-term investments...          --           --    (16,859,000)
  Acquisitions, net of cash acquired...          --           --     (4,624,000)
  Other, net...........................      147,000          --        115,000
                                         -----------  -----------  ------------
        Net cash used in investing
         activities....................   (1,177,000)  (4,133,000)  (31,771,000)

Cash flows from financing activities:
  Proceeds from initial public
   offering............................          --           --     43,459,000
  Funding from (to) True North.........      729,000   (1,015,000)   (3,302,000)
  Purchases of treasury stock..........          --           --     (1,118,000)
  Principal payments made under capital
   lease obligations...................     (143,000)    (361,000)     (392,000)
  Exercises of stock options...........          --           --      4,661,000
  Other, net...........................   (1,475,000)     (40,000)     (339,000)
                                         -----------  -----------  ------------
        Net cash (used in) provided by
         financing activities..........     (889,000)  (1,416,000)   42,969,000
                                         -----------  -----------  ------------
Effect of exchange rates on cash and
 cash equivalents......................          --           --         64,000
                                         -----------  -----------  ------------
Net increase in cash and cash
 equivalents...........................    4,330,000      768,000    22,441,000
Cash and cash equivalents, beginning of
 the year..............................    2,726,000    7,056,000     7,824,000
                                         -----------  -----------  ------------
Cash and cash equivalents, end of the
 year..................................  $ 7,056,000  $ 7,824,000  $ 30,265,000
                                         ===========  ===========  ============


  The accompanying notes to consolidated financial statements are an integral part of these statements.

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

   Nature of Operations--Modem Media . Poppe Tyson, Inc. ("Modem Media" or the "Company") is a subsidiary of True North Communications Inc. ("True North") and a leading Internet professional services firm focused on conceiving, developing and distributing customer-focused Internet solutions for Global 500 and select online businesses. Headquartered in Norwalk, CT, the Company has offices in New York City, San Francisco, Toronto, London, Paris, Munich, Tokyo, Hong Kong, Singapore and Sao Paolo.

   Principles of Consolidation--The accompanying consolidated financial statements include all of the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

   Reclassifications--Certain reclassifications have been made in the prior period consolidated financial statements to conform to the current period presentation.

   Revenue Recognition and Billing--A majority of the Company's revenues is derived from fixed-fee assignments. Revenues are recognized as services are rendered. Unbilled revenues represent labor costs incurred and estimated earnings in excess of billings. Unbilled charges represent production and other client reimbursable out-of-pocket costs in excess of billings. Revenue is reported net of such reimbursable costs. Pre-billed media represents amounts billed to customers for media placement in advance of the advertisements being placed. Advance billings represent billings of production and other client reimbursable out-of-pocket costs in excess of those incurred. Amounts billed to clients in excess of revenues recognized to date are classified as deferred revenues. The Company reassesses its estimated costs on each project periodically and losses are accrued, on a project-by-project basis, to the extent that costs incurred and anticipated costs to complete projects exceed anticipated billings. Provisions for estimated losses on uncompleted projects are made in the period in which such losses are determinable.

   Business Combinations--Business combinations that have been accounted for under the purchase method of accounting include the results of operations of the acquired businesses from the dates of their respective acquisition. Net assets of acquired companies are recorded at their fair value to the Company at the date of acquisition.

   Business Concentrations and Credit Risk--The Company's services have been provided to a limited number of clients located worldwide in a variety of industries. The Company had revenues from one client representing 36.2% of total revenues during the year ended December 31, 1997, two clients representing 20.7% and 12.8% of total revenues during the year ended December 31, 1998, and one client representing 13.8% of total revenues during the year ended December 31, 1999. The Company generally does not require its clients to provide collateral.

   The Company is subject to a concentration of credit risk with respect to its accounts receivable. The Company had four clients accounting for 19.3%, 11.8%, 11.4% and 10.4% of total gross accounts receivable as of December 31, 1998 and one client accounting for 18.7% of total gross accounts receivable as of December 31, 1999.

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

   Income Taxes--The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. In accordance with such standard, the provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date.

   Cash, Cash Equivalents and Short-Term Investments--The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. All investments with maturities greater than three months at the time of purchase are accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. As of December 31, 1999, all of the Company's short-term investments have been classified as held-to-maturity securities and are carried at amortized cost, which approximates market, since management has the positive intent and ability to hold such investments to maturity. Short-term investments principally consist of commercial paper maturing less than six months from the date of purchase.

   Property and Equipment--Property and equipment are stated at cost and are depreciated, principally using the straight-line method, over their estimated useful lives of three to five years for computers and software, and five to seven years for furniture and other. Purchased software and third-party costs incurred to develop software for internal use are capitalized and amortized principally over three years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining lease term.

   Goodwill--Goodwill represents acquisition costs in excess of the fair value of tangible net assets acquired and is amortized using the straight-line method over periods of five to twenty years. Carrying values are periodically reviewed for impairment and adjusted, if necessary, based upon current facts and circumstances and management's estimates of the undiscounted future cash flows from the related businesses.

   Long-Lived Assets--In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, the Company reviews its recorded long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and provides currently for any identified impairments.

   Fair Value of Financial Instruments--The carrying values of the Company's assets and liabilities approximate fair value because of the short maturities of these financial instruments.

   Net (Loss) Income Per Share--In accordance with SFAS No. 128, Earnings Per Share, basic net (loss) income per share is computed using the weighted-average number of common shares outstanding during each period. Diluted net
(loss) income per share gives effect to all potentially dilutive securities that were outstanding during each period. The Company had net losses for the years ended December 31, 1997 and 1998; as a result, none of the options outstanding during those periods was included in the computations of diluted net loss per share since they were antidilutive.

                                                  Year Ended December 31,
                                              --------------------------------
                                                 1997       1998       1999
                                              ---------- ---------- ----------
   Basic weighted-average number of common
    shares outstanding....................... 14,520,000 14,930,000 21,563,000
   Potentially dilutive effect of stock
    options and warrants.....................        --         --   1,395,000
                                              ---------- ---------- ----------
   Diluted weighted-average number of common
    shares outstanding....................... 14,520,000 14,930,000 22,958,000
                                              ========== ========== ==========

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

   All historical weighted-average share and per-share amounts have been restated to reflect the stock splits effected by the Company (see Note 4).

   Initial Public Offering--In conjunction with the Company's initial public offering of securities in February 1999 (see Note 4), the Company incurred approximately $1,408,000 in offering-related costs through December 31, 1998 that were deferred until the consummation of such offering at which time they were charged against paid-in capital.

   Foreign Currency Translation--The Company's financial statements were prepared in accordance with the requirements of SFAS No. 52, Foreign Currency Translation. Under this method, net foreign currency transaction gains and losses are included in the accompanying consolidated statements of operations. Such gains and losses were immaterial for each of the years ended December 31, 1997, 1998 and 1999.

   Comprehensive Income--The Company reflects its comprehensive income, such as unrealized gains and losses on the Company's foreign currency translation adjustments, as a separate component of stockholders' equity as required by SFAS No. 130, Reporting Comprehensive Income. The currency translation adjustments are not adjusted for income taxes as they relate to indefinite investments in international subsidiaries. There were no other items of comprehensive income during the years ended December 31, 1997, 1998 or 1999.

   Recently Issued Accounting Pronouncements--In June 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133. The Statement defers for one year the effective date of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which was issued in June 1998 and establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 will now apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. Management believes that the implementation of SFAS No. 133 will not have a material impact on Modem Media's results of operations.

2. Acquisitions

   In June 1999, the Company acquired 100% of the outstanding capital stock of a builder and marketer of e-businesses in Tokyo, Japan ("Modem Media Japan") for approximately $1,400,000 in cash. Pursuant to the acquisition agreement, the Company is obligated to make additional payments of up to approximately $3,150,000 if the acquired entity's operating results exceed certain targeted levels annually through 2002. Additional payments will be allocated to the cost in excess of the fair value of tangible net assets acquired and amortized by the Company over the remainder of the original amortization period. At the Company's discretion, such payments may be comprised of cash and/or common stock of the Company. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the operating results of Modem Media Japan have been included in the Company's consolidated financial statements from the date of its acquisition. The excess of purchase price over the net assets acquired of approximately $1,950,000 is reflected in the accompanying consolidated balance sheet as of December 31, 1999 and is being amortized over a ten-year period. As a result of Modem Media Japan's operating results meeting the aforementioned targeted levels during 1999, the Company will make an additional payment of $274,000 to the former owners of Modem Media Japan. Such amount was accrued as of December 31, 1999 and will be amortized over the remainder of the original amortization period.

   In October 1999, the Company acquired 100% of the outstanding capital stock of MEX Multimedia Experts GmbH ("MEX"), a developer of interactive business solutions in Munich, Germany, for approximately

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

$5,400,000, which was comprised of $3,000,000 in cash and approximately $2,400,000 in Class A common stock of the Company. The acquisition was accounted for under the purchase method of accounting and, accordingly, the operating results of MEX have been included in the Company's consolidated financial statements from the date of its acquisition. The excess of purchase price over the net assets acquired of approximately $5,600,000 is being amortized over a ten-year period.

   In November 1999, the Company entered into an agreement with certain employees ("Members") to form CentrPort, LLC ("CentrPort"), a limited liability company focused on the development of intelligent marketing platforms to build and enhance customer relationships across multiple communication channels. The Company and the Members own 50.5% and 49.5% of the common interests of CentrPort, respectively. In addition, the Company has contributed $1,500,000 in exchange for 100% of the preferred interests of CentrPort. The Company may contribute additional funds to CentrPort pursuant to the agreement. Upon the occurrence of certain events, the Company may have the option to purchase the Members' interest for a purchase price indexed to the value of the Company's Class A common stock. The Company is managing the business and affairs of CentrPort and the operating results of CentrPort have been included in the Company's consolidated financial statements from the date of its formation.

   Effective October 1, 1998, the Company acquired the strategic interactive marketing operations of Poppe Tyson, Inc. (the "Poppe Tyson Strategic Interactive Marketing Operations") from True North in exchange for (i) the Company's non-strategic digital interactive marketing operations and (ii) an aggregate of 1,619,028 shares of Class B common stock (the "Combination"). In conjunction with the Combination, True North forgave $5,763,000 of intercompany borrowings and transferred $1,624,000 of fixed assets to the Company. The historical financial results of the Poppe Tyson Strategic Interactive Marketing Operations have been prepared on a carved-out basis, and are included in the consolidated financial statements of the Company from December 31, 1997, the date of the merger of Bozell, Jacobs, Kenyon & Eckhardt, Inc. ("Bozell"), the former parent of Poppe Tyson, Inc., with True North, and therefore the date on which the Company and the Poppe Tyson Strategic Interactive Marketing Operations came under common control. Because the Combination occurred among True North and majority-owned, controlled subsidiaries, the transaction has been recorded at historical cost. The accumulated deficit arising from the carved-out operating results of the Poppe Tyson Strategic Interactive Marketing Operations for the period from December 31, 1997 to the date of its acquisition by the Company is reflected as a reduction in paid-in capital. The pre-tax losses of the non-strategic digital interactive marketing operations through the date of sale to True North have been presented as one line, "Operating losses of True North Units Held for Transfer," in the accompanying consolidated statements of operations in a manner similar to that of entities held for sale. All adjustments necessary for the fair presentation of the consolidated financial statements related to the Poppe Tyson Strategic Interactive Marketing Operations are reflected herein. The Poppe Tyson Strategic Interactive Marketing Operations is a predecessor entity of the Company, and its financial statements as of and for the year ended December 31, 1997 are incorporated by reference herein.

   The following information reflects pro forma statement of operations data for the year ended December 31, 1997 assuming that the acquisition of the Poppe Tyson Strategic Interactive Marketing Operations was consummated on January 1, 1997.

                                                                    Year Ended
                                                                   December 31,
                                                                       1997
                                                                   ------------
      Revenues.................................................... $29,422,000
      Loss before income taxes....................................  (6,005,000)
      Net loss....................................................  (5,609,000)
      Basic and diluted net loss per common share.................       (0.35)

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

   The pro forma statement of operations data above give effect to the issuance of shares of Class B common stock of the Company issued in conjunction with the Combination. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have actually resulted had the acquisition of the Poppe Tyson Strategic Interactive Marketing Operations occurred on January 1, 1997, or which may result in the future.

   On December 31, 1996, True North, through the Company, acquired a 64% interest in Modem Media Advertising Limited Partnership (the "Modem Partnership"). In addition to the consideration initially paid, True North was obligated to make cash payments of up to $19,000,000 (reduced by the payments discussed below) and issue $4,000,000 in shares of True North common stock to the former owners of the Modem Partnership upon completion of an initial public offering of the Company's common stock and/or certain other events. The acquisition agreement also required additional payments contingent on future earnings to be made in the event that an initial public offering had not occurred, which payments would thereby reduce the aforementioned $19,000,000 obligation. Pursuant to the agreement, payments aggregating $1,150,000 and $3,263,000 were made to the former owners in February 1997 and May 1998, respectively, resulting in corresponding increases in goodwill on the books of the Company. On February 10, 1999, the Company completed an initial public offering of its common stock. As a result, True North paid $14,587,000 in cash and issued $3,931,000 in True North common stock to the former owners of the Modem Partnership, thereby resulting in corresponding increases in goodwill on the books of the Company. Such amounts are being amortized over the remainder of the original amortization period.

3. Debt

   Restrictions on Indebtedness--Pursuant to certain agreements between True North and its lenders, the Company is subject to certain limitations on indebtedness. Such limitations could adversely affect the Company's ability to secure debt financing in the future. Based on its internal projections and business plans, management believes that cash flows from operations, together with cash on-hand and short-term investments, will provide adequate funds to support ongoing operations.

   Interest Expense--The Company incurred interest expense on all borrowings, including those from related parties, of $119,000, $185,000 and $134,000 for the years ended December 31, 1997, 1998 and 1999, respectively. Related party interest expense in the respective totals above are $46,000, $42,000 and $63,000.

4. Equity

   Change in Authorized Shares/Stock Splits--On January 11, 1999, the Company's Board of Directors approved an amendment to the Company's Certificate of Incorporation to provide for the authorization of an aggregate of 39,351,376 shares of Class A common stock and 5,648,624 shares of Class B common stock. On that date, the Board of Directors also approved a 0.95-for-1 reverse split of both classes of the Company's outstanding common stock effective upon completion of the acquisition of the Poppe Tyson Strategic Interactive Marketing Operations, which occurred on February 3, 1999 (see Note
2).

   On December 17, 1999, the Company's Board of Directors approved another amendment to the Company's Certificate of Incorporation to provide for the authorization of an aggregate of 44,909,539 shares of Class A common stock and 11,116,326 shares of Class B common stock. On that date, the Board of Directors also approved a 2-for-1 stock split of both classes of the Company's outstanding common stock to be paid in the form of a stock dividend to shareholders of record at the close of trading on February 16, 2000.

   All historical share and per-share amounts have been restated to reflect the changes in authorized shares and stock splits.

   Initial Public Offering--On February 10, 1999, the Company completed an initial public offering of 5,980,000 shares of its Class A common stock at an initial public offering price of $8.00 per share. Total net

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES proceeds from the offering were approximately $42,051,000. The Company used $6,000,000 of these proceeds to settle an intercompany note payable to True North, and approximately $21,200,000 to acquire and fund the operations of complementary businesses in Tokyo, Munich, Paris and San Francisco (see Notes 2 and 16). The Company expects to use the remaining net proceeds for general corporate purposes, strategic initiatives, additional geographic expansion and the funding of certain international operations that are not expected to be self-sufficient in the near-term. Pending the use of the net proceeds for the above purposes, the Company has invested such funds in short-term, interest-bearing, investment grade obligations that are reflected as cash equivalents and short-term investments in the accompanying consolidated balance sheet as of December 31, 1999.

   Stockholders and Registration Rights Agreements--In May 1999, the Company and True North entered into a stockholders' agreement ("Stockholders' Agreement") which stipulates, among other things, that upon the earlier of (i) the date True North and its affiliates no longer own at least 35% of the outstanding capital stock of the Company or (ii) June 30, 2000, True North and its affiliates will convert all of their shares of Class B common stock of the Company into shares of Class A common stock of the Company. On August 1, 1999, as part of the Stockholders' Agreement, the Company and True North entered into a registration rights agreement that contains provisions granting the holders of Class B common stock, and certain holders of Class A common stock, the right to participate in certain registrations of the Company's common stock, subject to limitations outlined therein. In addition, the agreement also provides the holders of Class B common stock of the Company the right to initiate the registration of their securities, subject to certain timing and other limitations.

   Warrants--On August 9, 1999, the Company entered into an agreement to provide $12,000,000 of services to General Electric Company ("GE") through September 30, 2000. If GE fails to meet its obligation to purchase such services prior to September 30, 2000, GE will make a cash payment to the Company equal to the difference between the $12,000,000 commitment and the actual amount of services purchased during such period. In conjunction with GE's commitment to purchase the aforementioned services, the Company granted General Electric Capital Corporation a warrant to purchase 190,000 shares of the Company's Class A common stock at $12.16 per share, the average of the high and low trading prices during the five trading days prior to the grant date. The warrants vested immediately and expire on August 8, 2004. The fair value of these warrants, as determined by independent appraisal, will result in a non-cash charge of approximately $587,000, which is being reflected as a reduction of revenues ratably as services are provided over the length of the agreement. Revenues from GE for the year ended December 31, 1999 have been reduced by a non-cash charge of approximately $234,000 in the accompanying consolidated statement of operations.

   Common Stock--The shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights as described below.

   Each outstanding share of Class A common stock is entitled to one vote on all matters submitted to a vote of the Company's stockholders, including the election of directors, and each share of Class B common stock is entitled to five votes on each such matter. True North owns, directly or indirectly, all of the outstanding shares of Class B common stock. Except as required by applicable law, holders of Class A common stock and Class B common stock vote together as a single class on all matters. There is no cumulative voting in the election of directors.

   For so long as there are any shares of Class B common stock outstanding, any action that may be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit the holders of Class B common stock to take action regarding certain matters without providing other stockholders the opportunity to voice dissenting views or raise other matters. The right to take such action by written consent of stockholders will expire when there are no longer any shares of Class B common stock outstanding.

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

   Holders of Class A common stock and Class B common stock are entitled to receive dividends at the same rate if and when such dividends are declared by the Company's Board of Directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

   In the case of dividends or distributions payable in Class A common stock or Class B common stock, only shares of Class A common stock will be distributed with respect to the Class A common stock and only shares of Class B common stock will be distributed with respect to the Class B common stock. In the case of dividends or other distributions consisting of other of the Company's voting shares, the Company will declare and pay such dividends in two separate classes, identical in all respects except that the voting rights of each such security paid to the holders of the Class A common stock shall be one-fifth of the voting rights of each such security paid to the holders of Class B common stock. In the case of dividends or other distributions consisting of non-voting securities convertible into, or exchangeable for, the Company's voting securities, the Company will provide that such convertible or exchangeable securities and the underlying securities be identical in all respects, except that the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A common stock shall be one-fifth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B common stock, and such underlying securities paid to the holders of Class B common stock shall convert into the security paid to the holders of the Class A common stock upon the same terms and conditions applicable to the conversion of Class B common stock into Class A common stock.

   Neither the Class A common stock nor the Class B common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

   The shares of Class A common stock are not convertible. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder. Each share of Class B common stock will also automatically convert into one share of Class A common stock upon the sale or transfer of such share of Class B common stock to any person other than a parent corporation, subsidiary or other related party of such holder or other qualified recipient, or upon the occurrence of certain other events. The holders of Class B common stock shall have, upon conversion of their shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held.

   In the event of any dissolution, liquidation, or winding up of the affairs of the Company, whether voluntary or involuntary, after payment of the debts and other liabilities of the Company and making provision for the holders of preferred stock, if any, the remaining assets of the Company will be distributed ratably among the holders of the Class A common stock and the Class B common stock, treated as a single class.

   Upon a merger, combination, or other similar transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of the Class A common stock and Class B common stock will be entitled to receive an equal per share amount of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and certain conversion rights to the extent, and only to the extent, that the voting rights and certain conversion rights of Class A common stock and Class B common stock differ at that time.

   The holders of the Class A common stock and Class B common stock are not entitled to preemptive rights. There are no redemption provisions or sinking fund provisions applicable to the Class A common stock or the Class B common stock. All shares of Class A common stock and Class B common stock outstanding are fully paid and nonassessable.

   Preferred Stock--Preferred stock may be issued, from time-to-time, pursuant to a resolution by the Company's Board of Directors that will set forth the voting powers and other pertinent rights of each series.

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

5. Stock Purchase Plan

   In February 1999, the Company's Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan") under which a total of 1,900,000 shares of Class A common stock have been reserved for issuance. The Purchase Plan, which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code, provides for consecutive, overlapping 24-month offering periods. Each offering period contains four six-month purchase periods. Offering periods begin on the first trading day on or after February 15 and August 15 of every year and terminate twenty-four months later. Employees are eligible to participate if they are employed by the Company or a subsidiary of the Company designated by the Board for at least 20 hours per week and for more than five months in any calendar year. The Purchase Plan permits eligible employees to purchase Class A common stock through payroll deductions, which may not exceed 15% of an employee's compensation, subject to certain limitations.

   Each participant will be granted an option to purchase stock on the first day of each of the six-month purchase periods and such option will be automatically exercised on the last day of each such purchase period. The purchase price of each share of Class A common stock under the Purchase Plan will be equal to 85% of the lesser of the fair market value per share of Class A common stock on the starting date of that offering period or on the date of the purchase. Employees may modify or end their participation in the offering at any time during the offering period or on the date of purchase, subject to certain limitations. Participation ends automatically on termination of employment with Modem Media. The purchase plan will terminate in 2009 unless sooner terminated by Modem Media's Board of Directors.

6. Stock-Based Compensation

   The Company has established various stock option plans for its officers, directors, key employees and consultants as described below.

   1999 Stock Incentive Plan--During 1999, the Company adopted a stock incentive plan pursuant to which a total of 3,000,000 shares of Class A common stock have been reserved for issuance. Pursuant to the stock incentive plan, the Company may grant stock options, stock appreciation rights, restricted stock, merit awards, performance awards and other stock-based awards to the Company's employees, directors and consultants. The plan is administered by the Board of Directors or a committee of two or more outside directors. The committee interprets and construes the provisions of the plan, adopts rules for administering the plan and determines grants of equity awards under the plan. As of December 31, 1999, no stock options were granted under this plan.

   1997 Stock Option Plan--During 1997, the Company established a stock option plan pursuant to which a total of 6,080,000 shares of Class A common stock have been reserved for issuance. Pursuant to the stock option plan, the Company may grant stock options and stock purchase rights to the Company's employees, officers, directors and consultants. The Board of Directors, or a committee to whom the Board of Directors has delegated authority, selects the individuals to whom options and stock purchase rights are granted, interprets and adopts rules for the operation of the stock option plan and specifies the vesting, exercise price and other terms of options and stock purchase rights. The maximum term of an incentive stock option granted under the Plan is generally limited to ten years. The exercise price of incentive stock options granted under the stock option plan must be at least equal to the fair market value of the Class A common stock of the Company on the date of grant.

   In connection with the transfer to True North of the non-strategic digital interactive marketing operations by the Company, True North agreed to satisfy options to purchase up to an aggregate of 281,010 shares of the Company's Class A common stock held by employees of such operations, as well as options to purchase an aggregate of 298,022 shares of the Company's Class A common stock held by former employees of the Poppe Tyson Strategic Interactive Marketing Operations. As of December 31, 1999, options to purchase up to 229,690 shares of Class A common stock to be satisfied by True North remained outstanding. Upon the exercise of such options, the exercise price will be paid to True North and True North will surrender an equivalent number of shares of common stock to the Company.

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

   Modem Media Advertising Limited Partnership 1996 Option Plan--The Modem Partnership established an option plan pursuant to which units ("Units") representing assignments of beneficial ownership of the Modem Partnership were reserved for issuance. The Modem Partnership ceased to have its own separate existence prior to the Company's initial public offering in February 1999 and the terms and the conditions of the option plan were assumed by the Company. Pursuant to the terms of the option plan, Units acquired under the option plan were converted into shares of Class A common stock and options to acquire Units were converted into options to acquire shares of Class A common stock. Options to purchase 690,492 shares of Class A common stock, which vested immediately and expire on September 30, 2006, were issued under this plan at an exercise price of $0.32 per share. As of December 31, 1999, all available options had been granted under the option plan and no further grants will be made. The plan is administered by the Board of Directors and the Compensation Committee of the Board.

   The Company follows the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and applies Accounting Principles Board Opinion ("APB") No. 25 and related interpretations in accounting for its stock option plans. Under APB No. 25, because the exercise prices of the Company's employee stock options are equal to the market prices of the underlying common stock on the date of grant, no compensation expense is recognized. If compensation expense for stock options awarded under the Company's plans had been determined in accordance with SFAS No. 123, the Company's pro forma net (loss) income and pro forma net (loss) income per share would have been as follows:

                                               Year Ended December 31,
                                         -------------------------------------
                                            1997         1998         1999
                                         -----------  -----------  -----------
     Net (loss) income:
       As reported.....................  $(3,109,000) $(3,203,000) $ 3,017,000
       Pro forma.......................   (4,077,000)  (5,324,000)  (3,176,000)
     Basic net (loss) income per share:
       As reported.....................  $     (0.21) $     (0.21) $      0.14
       Pro forma.......................        (0.28)       (0.36)       (0.15)
     Diluted net (loss) income per
      share:
       As reported.....................  $     (0.21) $     (0.21) $      0.13
       Pro forma.......................        (0.28)       (0.36)       (0.15)

   The effect of applying SFAS No. 123 on the pro forma net (loss) income per share disclosures is not indicative of future amounts because it does not take option grants to be made in future years into consideration.

   The following is a summary of the activity under the Company's stock option plans for each annual period presented:

                                          Year Ended December 31,
                          --------------------------------------------------------
                                 1997               1998               1999
                          ------------------ ------------------ ------------------
                                    Weighted           Weighted           Weighted
                                    Average            Average            Average
                                    Exercise           Exercise           Exercise
                           Shares    Price    Shares    Price    Shares    Price
                          --------- -------- --------- -------- --------- --------
Outstanding at the
 beginning of the year..    711,216  $0.48   1,936,440  $3.85   4,080,348  $ 4.74
Granted.................  1,388,374   5.79   2,327,856   5.55   3,118,042   15.67
Exercised...............     15,428   5.79       1,550   2.47     978,374    4.76
Forfeited...............    147,722   5.69     182,398   5.57     433,788    6.15
                          ---------          ---------          ---------
Outstanding at the end
 of the year............  1,936,440          4,080,348          5,786,228
                          =========          =========          =========
Exercisable at the end
 of the year............    945,848          1,632,184          1,643,748
                          =========          =========          =========
Weighted average fair
 value of options
 granted................             $4.19              $5.20              $11.02

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

   The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                       Year Ended December 31,
                                                      --------------------------
                                                       1997     1998     1999
                                                      ------- -------- ---------
     Risk-free interest rate.........................   6.75%    4.67%     5.89%
     Expected life................................... 9 years 10 years 4.3 years
     Expected volatility.............................  52.77%  111.47%    88.49%
     Expected dividend yield.........................     --       --        --

   The following table summarizes information regarding the Company's stock options outstanding and exercisable as of December 31, 1999:

                                                                   Options
                                  Options Outstanding            Exercisable
                          ----------------------------------- ------------------
                                        Weighted     Weighted           Weighted
                                        Average      Average            Average
                                       Remaining     Exercise           Exercise
     Exercise Price        Shares   Contractual Life  Price    Shares    Price
     --------------       --------- ---------------- -------- --------- --------
$0.32....................   438,400    6.8 years      $0.32     438,400  $0.32
$5.53-$6.80.............. 2,548,624    8.1 years       5.66     966,348   5.62
$9.78-$13.38............. 1,516,204    9.4 years      10.68     112,000  11.44
$15.25-$18.88............   343,000    9.6 years      17.97     127,000  17.91
$21.41...................   500,000    9.8 years      21.41         --     --
$29.82-$34.38............   440,000    9.9 years      30.13         --     --
                          ---------                           ---------
                          5,786,228                           1,643,748
                          =========                           =========

7. Related Party Transactions

   In the normal course of business, the Company and True North have from time-to-time entered into various business transactions and agreements, and may enter into additional transactions in the future. The following is a summary of each of the material agreements between the Company and True North.

   Administrative Services Agreement--Under an Administrative Services Agreement, True North provides administrative functions and other services to the Company, including tax preparation, insurance and treasury consulting. During the period in which True North performs administrative functions for the Company, expenses associated with such functions will be allocated to the Company based on agreed upon rates. The Company may terminate this agreement at any time upon 90 days' prior written notice and True North may terminate the agreement at any time, but must give 180 days' written notice of such intent to terminate.

   Intercompany Credit Arrangements--The Company and True North are parties to intercompany credit agreements. In August 1998, True North extended a credit facility to the Company allowing for revolving borrowings in the amount of up to $3,000,000 to be outstanding at any given time at an interest rate equal to True North's cost of borrowing plus two percent. In addition, True North has agreed at its discretion to provide guarantees for Modem Media's borrowings in exchange for a fee of 0.5% per annum on the amount guaranteed. The credit facility with True North expires in February 2001 or upon 60 days advance notice if True North's voting control in the Company falls below 50% of total voting power. In May 1998, the Company agreed to provide advances to True North from time-to-time upon True North's request and subject to the Company's discretion.

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

   Sublease with Bozell--The Company entered into a sublease with Bozell pursuant to which the Company leases office space in New York City. The rent per square foot under the sublease agreement is based on the average monthly rent per square foot and other related costs under Bozell's underlying lease.

   Tax Matters Agreement--In connection with the Combination, the Company and True North entered into an agreement providing for certain unitary state tax-sharing arrangements.

   Parent Company Allocations--True North charges each of its operating units for general corporate expenses incurred at the parent company level, including costs to administer employee benefit plans; legal, accounting and treasury services; use of office facilities; and other services for certain operations. The amount of the charge is primarily based on budgeted revenue. The Company believes that the method used to allocate these expenses is reasonable. These charges amounted to approximately $291,000 and $308,000 for the years ended December 31, 1997 and 1998, respectively, and are included in office and general expenses in the consolidated statements of operations. True North ceased charging allocations to the Company as of June 30, 1998, because the Company has taken on responsibility for the majority of the functions that generate the aforementioned corporate expenses.

   As a result of the above agreements and other related transactions, the accompanying consolidated financial statements reflect the following balances:

   True North Note Receivable--On May 26, 1998, the Company entered into an agreement to loan up to $3,000,000 to True North under a demand note facility. Such agreement was amended on November 24, 1998 to increase the availability under such facility to $10,000,000. The Company received repayments from True North under such facility from time-to-time, on demand. The loan bore interest at 5.75% per annum, payable quarterly, unless the parties agreed upon other arrangements. The outstanding balance under this facility was $4,500,000 as of December 31, 1998 and is reflected as "True North note receivable" in the accompanying consolidated balance sheet. In February 1999, True North repaid all amounts outstanding under this note.

   Due to True North--On December 31, 1996, the Company entered into a one-year agreement with True North, whereby True North provided the Company with a credit facility. The agreement has been extended indefinitely beyond the initial one-year term by mutual consent and under the terms outlined hereafter. The Company receives advances from True North under the facility from time-to-time, as requested. Prior to 1998, outstanding borrowings bore interest at LIBOR plus .75%, which was due monthly. In 1998, True North ceased charging interest to the Company under this facility. The outstanding balance as of December 31, 1998 was $1,797,000 and is reflected as "Due to True North" in the accompanying consolidated balance sheet. In April 1999, the Company repaid all amounts outstanding under this facility.

   Note Payable to True North--The Company had a $6,000,000 intercompany note payable to True North due upon completion of an initial public offering of the Company's common stock. This $6,000,000 note payable was repaid to True North in February 1999, upon completion of the Company's initial public offering (see Note 4). Accordingly, such amount is reflected as a current liability in the accompanying consolidated balance sheet as of December 31, 1998.

   The Company believes that all of the transactions set forth above were made on terms equivalent to those that the Company could have obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board, and will be on terms equivalent to those that the Company could obtain from unaffiliated third parties.

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

8. Employee Benefit Plans

   The Company maintains a profit-sharing plan with a 401(k) feature for the benefit of its eligible employees. There is no minimum length of service required to participate in the plan and employees of the Company are eligible to begin participation on designated quarterly enrollment dates provided that they have reached 21 years of age. The Company makes annual matching and/or profit-sharing contributions to the plan at its discretion. In addition, certain employees of the Company have participated in other similar defined contribution plans. Such employees subsequently became participants of the aforementioned profit-sharing plan. The aggregate cost of contributions made by the Company to all employee benefit plans was $40,000, $217,000 and $389,000 during the years ended December 31, 1997, 1998 and 1999, respectively.

   In February 1999, the Company adopted the Purchase Plan (see Note 5).

9. Commitments and Contingencies

   Lease Obligations--The Company leases its office facilities and certain equipment under both operating and capital leases, the expirations of which extend through 2009. Future minimum lease payments under noncancellable leases with lease terms in excess of one year as of December 31, 1999 are as follows:

                                                          Capital    Operating
                                                         ---------  -----------
      2000.............................................. $ 291,000  $ 4,517,000
      2001..............................................   232,000    4,034,000
      2002..............................................   203,000    3,582,000
      2003..............................................    92,000    3,397,000
      2004..............................................     2,000    3,061,000
      Thereafter........................................       --    14,751,000
                                                         ---------  -----------
                                                           820,000  $33,342,000
                                                                    ===========
      Less: amount representing interest................   (62,000)
                                                         ---------
                                                         $ 758,000
                                                         =========

   In connection with certain leases of office space, the Company has invested $2,495,000 in highly liquid, short-term investments against which the landlords of such space would be able to make claims in the event of default by the Company of its lease obligations. Such amount is reflected as other assets in the accompanying consolidated balance sheet as of December 31, 1999. The Company is not aware of any defaults of its obligations under these leases.

   Rent expense, including rent expense resulting from leases with related parties (see Note 7), was $1,131,000, $2,329,000 and $3,716,000 for the years ended December 31, 1997, 1998 and 1999, respectively. The Company incurred a non-cash charge of $570,000 during the year ended December 31, 1997 in connection with the termination of a lease for office space that is included in office and general expenses in the accompanying consolidated statement of operations.

   Employment Agreements--The Company has entered into five-year employment agreements with two senior executives providing for initial annual base salaries of approximately $300,000 each, subject to increases at the discretion of the Company's Board of Directors. Pursuant to the agreements, if the Company terminates either executive's employment without cause, the executive is entitled to receive severance benefits equal to salary plus profit sharing for a period equal to the lesser of three years after such termination or the time remaining in the initial term of employment.

   Accrued Bonuses--Accrued expenses and other current liabilities include accrued bonuses of $2,307,000 and $4,513,000 as of December 31, 1998 and 1999, respectively.

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

   Litigation--From time-to-time, the Company becomes involved in various routine legal proceedings in the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings and unasserted claims in the aggregate will not have a material adverse effect on its consolidated results of operations, consolidated financial position or liquidity.

10. Income Taxes

   The Company and its predecessor entities operated under tax-sharing arrangements with their former parents. Until October 1, 1998, the effective date of the Combination, the Poppe Tyson Strategic Interactive Marketing Operations are included in the consolidated group of which True North is the common parent for federal income tax purposes. The Poppe Tyson Strategic Interactive Marketing Operations' federal taxable income and losses through October 1, 1998 were included in such group's consolidated tax return filed by True North. Prospectively from the date of the Combination, the federal income and losses of the Poppe Tyson Strategic Interactive Marketing Operations were included in the consolidated tax return filed by the Company.

   Prior to 1997, the Company was included in the consolidated federal and state tax returns of True North. The settlement of tax provisions or benefits with True North occurred in the subsequent year after True North filed its related consolidated tax returns. In 1997, the Company filed a stand-alone consolidated federal tax return. After the Company's initial public offering (see Note 4), the Company and True North entered into a tax-sharing arrangement whereby the Company provides for and pays or receives certain state taxes.

   The components of (loss) income before income taxes are as follows:

                                              Year Ended December 31,
                                        -------------------------------------
                                           1997         1998         1999
                                        -----------  -----------  -----------
Domestic............................... $(1,258,000) $(2,489,000) $10,449,000
International..........................      81,000     (803,000)  (1,729,000)
True North Units Held for Transfer.....  (2,180,000)     (13,000)         --
                                        -----------  -----------  -----------
Total (loss) income before income
 taxes................................. $(3,357,000) $(3,305,000) $ 8,720,000
                                        ===========  ===========  ===========

   The (benefit) provision for income taxes consists of the following:

                                                  Year Ended December 31,
                                               --------------------------------
                                                 1997       1998        1999
                                               ---------  ---------  ----------
Current provision (benefit):
  Federal..................................... $ 250,000  $ 175,000  $4,735,000
  Foreign.....................................    40,000    (17,000)     16,000
  State.......................................    68,000     71,000   1,845,000
                                               ---------  ---------  ----------
                                                 358,000    229,000   6,596,000
                                               ---------  ---------  ----------


Deferred benefit:
  Federal.....................................  (458,000)  (227,000)   (639,000)
  Foreign.....................................    (2,000)   (25,000)     (5,000)
  State.......................................  (146,000)   (79,000)   (249,000)
                                               ---------  ---------  ----------
                                                (606,000)  (331,000)   (893,000)
                                               ---------  ---------  ----------
Total (benefit) provision..................... $(248,000) $(102,000) $5,703,000
                                               =========  =========  ==========

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

   Differences between the Company's effective income tax rate and the U.S. statutory rate were as follows:

                                                      Year Ended December 31,
                                                      -------------------------
                                                       1997     1998     1999
                                                      -------  -------  -------
     Statutory federal tax rate.....................     35.0%    35.0%    35.0%
     State taxes, net of federal benefit............      1.5      0.1     11.9
     Goodwill amortization..........................    (20.7)   (20.9)    11.9
     Impact of foreign operations...................     (2.8)    (2.1)    (0.5)
     Other..........................................     (5.6)    (4.4)     0.4
                                                      -------  -------  -------
                                                          7.4      7.7     58.7
     Valuation allowance............................      --      (4.6)     6.7
                                                      -------  -------  -------
     Effective rate.................................      7.4%     3.1%    65.4%
                                                      =======  =======  =======

   The deferred income tax assets and liabilities included in the consolidated financial statements as of the balance sheet dates consist of the following:

                                                              December 31,
                                                          ---------------------
                                                            1998        1999
                                                          ---------  ----------
     Current assets:
       Accrued compensation.............................  $ 122,000  $  371,000
       Bad debt reserve.................................    234,000     468,000
       Other............................................    133,000     255,000
                                                          ---------  ----------
                                                            489,000   1,094,000
       Valuation allowance..............................     (5,000)    (90,000)
                                                          ---------  ----------
                                                            484,000   1,004,000
                                                          ---------  ----------
     Noncurrent assets (liabilities):
       Net operating loss carryforwards.................    148,000   1,516,000
       Accelerated amortization.........................    109,000    (136,000)
       Other............................................    120,000     (35,000)
                                                          ---------  ----------
                                                            377,000   1,345,000
       Valuation allowance..............................   (148,000)   (743,000)
                                                          ---------  ----------
                                                            229,000     602,000
                                                          ---------  ----------
       Net deferred income tax assets...................  $ 713,000  $1,606,000
                                                          =========  ==========

   At December 31, 1999, the Company had net operating loss carryforwards of $4,289,000 available to offset future taxable income. These carryforwards resulted from unused tax benefits from the exercise of stock options and losses of certain foreign subsidiaries. Certain of the Company's net operating losses may be carried forward for periods ranging from five to seven years and others may be carried forward indefinitely.

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

11. Geographic Information

   Information about the Company's operations in different geographic regions as of and for the years ended December 31, 1997, 1998 and 1999, is as follows:

                                                   December 31,
                                       ---------------------------------------
                                           1997         1998          1999
                                       ------------  -----------  ------------
   Revenues:
     Domestic........................  $ 25,008,000  $37,348,000  $ 61,603,000
     International...................       489,000    5,196,000    12,433,000
                                       ------------  -----------  ------------
                                       $ 25,497,000  $42,544,000  $ 74,036,000
                                       ============  ===========  ============
   (Loss) income before income taxes:
     Domestic........................  $ (1,258,000) $(2,489,000) $ 10,449,000
     International...................        81,000     (803,000)   (1,729,000)
     True North Units Held for
      Transfer.......................    (2,180,000)     (13,000)          --
                                       ------------  -----------  ------------
                                       $(3,357,000)  $(3,305,000) $  8,720,000
                                       ============  ===========  ============
   Net (loss) income:
     Domestic........................  $ (1,434,000) $(2,312,000) $  4,757,000
     International...................        43,000     (762,000)   (1,740,000)
     True North Units Held for
      Transfer.......................    (1,718,000)    (129,000)          --
                                       ------------  -----------  ------------
                                       $ (3,109,000) $(3,203,000) $  3,017,000
                                       ============  ===========  ============
   Identifiable assets:
     Domestic........................                $66,620,000  $126,521,000
     International...................                  4,666,000    19,211,000
                                                     -----------  ------------
                                                     $71,286,000  $145,732,000
                                                     ===========  ============

12. Assets Under Capital Leases

   Assets under capital leases are included in the accompanying consolidated balance sheets as follows:

                                                            December 31,
                                                        ----------------------
                                                           1998        1999
                                                        ----------  ----------
     Computers and software............................ $  387,000  $  135,000
     Furniture and other...............................    862,000     977,000
                                                        ----------  ----------
                                                         1,249,000   1,112,000
     Less: accumulated depreciation and amortization...   (593,000)   (386,000)
                                                        ----------  ----------
       Total assets under capital leases, net.......... $  656,000  $  726,000
                                                        ==========  ==========

   Depreciation on assets under capital leases is included in depreciation expense for all periods presented.

13. Supplemental Cash Flow Information

                                                      Year Ended December 31,
                                                     --------------------------
                                                       1997     1998     1999
                                                     -------- -------- --------
   Cash paid during the year for:
     Interest....................................... $119,000 $185,000 $134,000
     Income taxes, net of refunds received..........  256,000  861,000  875,000

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

14. Bad Debt Reserve

   The bad debt reserve and related activity is as follows:

                          Balance
                            at                     Write-
                         Beginning Provision for   offs,             Balance at
                            of       Doubtful      Net of              End of
                           Year      Accounts    Recoveries   Other     Year
                         --------- ------------- ----------  ------- ----------
Year ended December 31,
 1997................... $408,000    $517,000    $(489,000)  $16,000 $  452,000
Year ended December 31,
 1998...................  452,000     660,000     (144,000)      --     968,000
Year ended December 31,
 1999...................  968,000     316,000     (147,000)   14,000  1,151,000

   "Other" represents bad debt reserve balances of acquired entities (see Note
2).

15. Quarterly Results of Operations (Unaudited)

                                          Three Months Ended
                            --------------------------------------------------
                                                       September
                             March 31      June 30        30       December 31
                            -----------  -----------  -----------  -----------
1998
Revenues..................  $ 9,016,000  $10,451,000  $10,930,000  $12,147,000
Operating income (loss)...      124,000     (817,000)  (1,333,000)  (1,308,000)
Income (loss) before
 income taxes.............      123,000     (820,000)  (1,334,000)  (1,274,000)
Net loss..................     (194,000)    (768,000)  (1,126,000)  (1,115,000)
Basic and diluted net loss
 per share................        (0.01)       (0.05)       (0.08)       (0.07)
1999
Revenues..................  $12,383,000  $16,042,000  $21,121,000  $24,490,000
Operating (loss) income...     (614,000)   1,309,000    2,889,000    3,161,000
(Loss) income before
 income taxes.............     (277,000)   1,813,000    3,454,000    3,730,000
Net (loss) income.........     (473,000)     581,000    1,308,000    1,601,000
Basic net (loss) income
 per share................        (0.02)        0.03         0.06         0.07
Diluted net (loss) income
 per share................        (0.02)        0.03         0.06         0.06

16. Subsequent Events

   In February of 2000, Modem Media acquired 100% of the outstanding capital stock of Vivid Holdings, Inc. and its majority-owned subsidiary, Vivid Publishing, Inc. (collectively hereinafter referred to as "Vivid") for approximately $63,600,000. Vivid is a professional services company, with approximately 100 employees, that provides strategic interactive marketing services for Fortune 500 companies and Internet start-ups. The consideration was comprised of approximately $10,200,000 in cash, approximately $14,400,000 in Modem Media Class A common stock (446,010 shares), of which approximately $4,500,000 will remain in escrow as security for the indemnification obligations of the sellers, and approximately $39,000,000 in value related to employee stock options that were converted to Modem Media stock options. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the operating results of Vivid will be included in the Company's consolidated financial statements from the date of its acquisition. The excess of purchase price over the fair value of net assets acquired of approximately $63,280,000 will be amortized over a period of five years.

               MODEM MEDIA . POPPE TYSON, INC. AND SUBSIDIARIES

   The following information reflects pro forma statement of operations data for the year ended December 31, 1999 assuming that the acquisition of Vivid was consummated on January 1, 1999.

                                                                    Year Ended
                                                                   December 31,
                                                                       1999
                                                                   ------------
      Revenues.................................................... $ 81,067,000
      Loss before income taxes....................................   (6,493,000)
      Net loss....................................................  (11,096,000)
      Basic and diluted net loss per common share.................        (0.50)

   The pro forma statement of operations data above give effect to goodwill amortization, the elimination of interest expense related to the indebtedness of Vivid settled upon closing of the acquisition, the reduction of the Company's interest income attributable to the cash used to settle such indebtedness, and income tax benefits related to the losses of Vivid which would have been used to offset the Company's taxable income. Such amounts are reflected net of the related tax effects, where applicable. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have actually resulted had the acqusition of Vivid occurred on January 1, 1999, or which may result in the future.

   In February of 2000, the Company acquired substantially all of the assets of Eurokapi Multimedia S.A. ("Eurokapi"), a builder and marketer of e-businesses in Paris, France, for approximately $450,000 in cash. The acquisition was accounted for under the purchase method of accounting and, accordingly, the operating results of Eurokapi will be included in the Company's consolidated financial statements from the date of its acquisition.

  MODEM MEDIA . POPPE TYSON, INC., VIVID HOLDINGS, INC. AND VIVID PUBLISHING,
                                     INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

   The following unaudited pro forma combined financial statements give effect to the acquisition by Modem Media . Poppe Tyson, Inc. ("Modem Media") of 100% of the outstanding capital stock of Vivid Holdings, Inc. and its majority-owned subsidiary, Vivid Publishing, Inc. (collectively hereinafter referred to as "Vivid") in a transaction accounted for under the purchase method of accounting (the "Acquisition"). The consideration was comprised of approximately $10,200,000 in cash, approximately $14,400,000 in Modem Media Class A common stock (446,010 shares) and approximately $39,000,000 in value related to employee stock options that were converted to Modem Media stock options.

   The unaudited pro forma combined balance sheet of Modem Media and Vivid as of December 31, 1999 presents the combined financial position of such entities assuming that the Acquisition occurred on December 31, 1999. The unaudited pro forma combined statement of operations of Modem Media and Vivid for the year ended December 31, 1999 presents the combined results of operations of such entities assuming that the Acquisition occurred on January 1, 1999. The pro forma combined financial information does not purport to be indicative of the results which would have actually occurred had the Acquisition been completed as of the dates assumed or which may be obtained in the future. The pro forma adjustments described in the notes to the unaudited pro forma combined financial statements reflect the preliminary allocation of the purchase price to the net assets acquired and is subject to final determination.

  MODEM MEDIA . POPPE TYSON, INC., VIVID HOLDINGS, INC. AND VIVID PUBLISHING,
                                      INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               December 31, 1999

                            Modem                    Pro Forma
                            Media         Vivid     Adjustments        Combined
                         ------------  -----------  ------------     ------------
         ASSETS
Current assets:
 Cash and cash
  equivalents........... $ 30,265,000  $    27,000  $(10,200,000)(a) $ 20,092,000
 Short-term
  investments...........   16,859,000          --                      16,859,000
 Accounts receivable,
  net...................   18,090,000    1,279,000                     19,369,000
 Unbilled revenues......    2,066,000       43,000                      2,109,000
 Unbilled charges.......      642,000          --                         642,000
 Deferred income
  taxes.................    1,004,000          --                       1,004,000
 Prepaid expenses and
  other current
  assets................    2,325,000      174,000                      2,499,000
                         ------------  -----------                   ------------
   Total current
    assets..............   71,251,000    1,523,000                     62,574,000

Total property and
 equipment, net.........   14,192,000      325,000                     14,517,000

Other assets:
 Goodwill, net..........   55,742,000    9,961,000    53,319,000 (b)  119,022,000
 Deferred income
  taxes.................      602,000          --                         602,000
 Other assets...........    3,945,000      716,000      (350,000)(c)    4,161,000
                                                        (150,000)(d)
                         ------------  -----------                   ------------
   Total other assets...   60,289,000   10,677,000                    123,785,000
                         ------------  -----------                   ------------
   Total assets......... $145,732,000  $12,525,000                   $200,876,000
                         ============  ===========                   ============

    LIABILITIES AND
  STOCKHOLDERS' EQUITY
        (DEFICIT)
Current liabilities:
 Accounts payable....... $  5,346,000  $   821,000                   $  6,167,000
 Notes payable..........          --    14,008,000   (13,658,000)(e)          --
                                                        (350,000)(c)
 Pre-billed media.......    6,639,000          --                       6,639,000
 Advance billings.......    2,736,000          --                       2,736,000
 Deferred revenues......    4,125,000      175,000                      4,300,000
 Accrued expenses and
  other current
  liabilities...........   14,718,000      350,000       398,000 (f)   15,466,000
                         ------------  -----------                   ------------
   Total current
    liabilities.........   33,564,000   15,354,000                     35,308,000

Noncurrent liabilities:
 Capital lease
  obligations, less
  current portion.......      471,000          --                         471,000
 Other liabilities......      221,000          --                         221,000
Stockholders' equity:
 Class A common stock...       12,000          --                          12,000
 Class B common stock...       11,000          --                          11,000
 Preferred stock........          --           --                             --
 Paid-in capital........  121,151,000      694,000    53,400,000 (g)  174,551,000
                                                        (694,000)(h)
 Accumulated deficit....   (8,604,000)  (3,523,000)    3,523,000 (h)   (8,604,000)
 Treasury stock, at
  cost..................   (1,118,000)         --                      (1,118,000)
 Accumulated other
  comprehensive
  income................       24,000          --                          24,000
                         ------------  -----------                   ------------
   Total stockholders'
    equity (deficit)....  111,476,000   (2,829,000)                   164,876,000
                         ------------  -----------                   ------------
   Total liabilities and
    stockholders' equity
    (deficit)........... $145,732,000  $12,525,000                   $200,876,000
                         ============  ===========                   ============


        See notes to unaudited pro forma combined financial statements.

  MODEM MEDIA . POPPE TYSON, INC., VIVID HOLDINGS, INC. AND VIVID PUBLISHING,
                                      INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1999

                            Modem                  Pro Forma
                            Media       Vivid     Adjustments       Combined
                         ----------- -----------  -----------     ------------
Revenues................ $74,036,000 $ 7,031,000                  $ 81,067,000
Cost of revenues........  32,991,000   5,611,000                    38,602,000
                         ----------- -----------                  ------------
Gross margin............  41,045,000   1,420,000                    42,465,000
Operating expenses:
  Sales and marketing...   1,658,000     311,000                     1,969,000
  General and
   administrative.......  29,683,000   3,321,000                    33,004,000
  Amortization of
   goodwill.............   2,959,000   1,108,000  $12,656,000 (i)   15,615,000
                                                   (1,108,000)(j)
                         ----------- -----------                  ------------
    Total operating
     expenses...........  34,300,000   4,740,000                    50,588,000
                         ----------- -----------                  ------------
Operating income
 (loss).................   6,745,000  (3,320,000)                   (8,123,000)
Interest income
 (expense), net.........   1,975,000    (610,000)     610,000 (k)    1,630,000
                                                     (345,000)(l)
                         ----------- -----------                  ------------
Income (loss) before
 taxes..................   8,720,000  (3,930,000)                   (6,493,000)
Provision (benefit) for
 income taxes...........   5,703,000         --    (1,100,000)(m)    4,603,000
                         ----------- -----------                  ------------
Net income (loss)....... $ 3,017,000 $(3,930,000)                 $(11,096,000)
                         =========== ===========                  ============
Net income (loss) per
 share:
  Basic................. $      0.14                              $      (0.50)
                         ===========                              ============
  Diluted............... $      0.13                              $      (0.50)
                         ===========                              ============
Weighted-average number
 of common shares
 outstanding:
  Basic.................  21,563,000                                22,009,000(n)
                         ===========                              ============
  Diluted...............  22,958,000                                22,009,000(n)
                         ===========                              ============


        See notes to unaudited pro forma combined financial statements.

  MODEM MEDIA . POPPE TYSON, INC., VIVID HOLDINGS, INC. AND VIVID PUBLISHING,
                                     INC.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Basis of Presentation

   The unaudited pro forma combined balance sheet combines the balance sheets of Modem Media and Vivid as of December 31, 1999, and is presented as if the Acquisition occurred on December 31, 1999. The unaudited pro forma combined statement of operations combines the statements of operations of Modem Media and Vivid for the year ended December 31, 1999, and is presented as if the Acquisition occurred on January 1, 1999.

   The historical balance sheets and statements of operations as of and for the year ended December 31, 1999, used in the preparation of the unaudited pro forma combined financial statements, have been derived from the respective audited financial statements of Modem Media and Vivid.

Unaudited Pro Forma Adjustments

   Descriptions of the adjustments included in the unaudited pro forma combined financial statements are as follows:

Balance Sheet Adjustments

(a)Represents cash paid in connection with the Acquisition.

(b) Represents the net excess of acquisition cost over the fair value of net assets acquired in connection with the Acquisition, calculated as follows:

      Purchase price............................................... $63,600,000
      Acquisition costs............................................     398,000
                                                                    -----------
        Total purchase price.......................................  63,998,000
      Less: Fair value of net assets acquired......................     718,000
                                                                    -----------
      Excess of total purchase price over the fair value of
       net assets acquired.........................................  63,280,000
      Less: Existing net goodwill of Vivid.........................   9,961,000
                                                                    -----------
      Incremental goodwill......................................... $53,319,000
                                                                    ===========

(c) Represents the elimination of intercompany balances between Modem Media and Vivid.

(d) Represents the elimination of Modem Media's investment in Vivid as of December 31, 1999.

(e) Represents the settlement of certain indebtedness of Vivid upon the closing of the Acquisition, settled with cash of $10,200,000 and the remainder with Modem Media's Class A common stock.

(f) Represents estimated liabilities associated with the Acquisition.

(g) Represents equity issued in the Acquisition.

(h) Represents the elimination of the equity accounts of Vivid.

Statement of Operations Adjustments

(i) Represents the amortization of $63,280,000 of goodwill, resulting from the Acquisition, on a straight-line basis over five years.

(j) Represents the elimination of goodwill amortization on the books of Vivid for the year ended December 31, 1999.

  MODEM MEDIA . POPPE TYSON, INC., VIVID HOLDINGS, INC. AND VIVID PUBLISHING,
                                     INC.

    NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS--(continued)

(k) Represents the elimination of interest expense related to certain indebtedness of Vivid settled upon the closing of the Acquisition.

(l) Represents the reduction of Modem Media's interest income that was earned on cash used to settle certain indebtedness of Vivid upon the closing of the Acquisition.

(m) Represents tax benefits related to the losses of Vivid that would have been used to offset Modem Media's taxable income, as well as the income tax effects of the foregoing adjustments. The pro forma combined effective tax rate differs from the statutory rate primarily due to the effect of non-deductible goodwill amortization and the losses of certain foreign subsidiaries on which Modem Media currently does not recognize tax benefits.

(n) Represents the weighted-average number of common shares outstanding for the period presented, after giving effect to the Acquisition, calculated as Modem Media's historical basic weighted-average number of common shares outstanding during such period, plus the Class A common shares issued in connection with the Acquisition.

                      INSIDE BACK COVER PAGE OF PROSPECTUS

     [The page is divided into a top half and a bottom half. In the top center of the page is the heading, "Our Global Reach." Beneath this heading is a world map with the names of the following cities appearing in their appropriate geographic locations, each preceded by the Modem Media logo: San Francisco, Toronto, Norwalk CT, New York, Sao Paulo, London, Munich, Paris, Tokyo, Hong Kong, and Singapore.

     Beneath the map is the centered heading, "Our Client List." The following names of Modem Media's clients appear next to bullets in three columns:
"Citibank," "Coca-Cola," "DaimlerChrysler," "Delta Air Lines," "E*Trade," "General Electric," "General Motors," "IBM," "Infinite Supply," "Intel," "JCPenney," "John Hancock," "Starwood Hotels and Resorts," "Toyota," and "Women.com."

     Beneath this customer list is the centered heading, "Our People." The following text appears beneath this heading, "Modem Media is a global organization of over 750 people focused on the needs of Global 500 and select online businesses."

     At the bottom of the page is the centered heading, "Our Mission." The following text appears beneath this heading, "Create the means and reasons for billions of people to do business with our clients."]

                             [LOGO OF MODEM MEDIA]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses payable by Modem
Media . Poppe Tyson, Inc. (the "Registrant") in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.

                                                                    Amount to be
                                                                        Paid
                                                                    ------------
      SEC registration fee.........................................  $   61,523
      NASD filing fee..............................................      24,000
      Nasdaq National Market additional share listing fee..........      17,500
      Printing and engraving expenses..............................     450,000
      Legal fees and expenses......................................     250,000
      Accounting fees and expenses.................................     150,000
      Blue Sky fees and expenses...................................       5,000
      Transfer agent and registrar fees............................      10,000
      Miscellaneous................................................      31,977
                                                                     ----------
        Total......................................................  $1,000,000
                                                                     ==========

Item 15. Indemnification of Directors and Officers

   Article Thirteen of the Registrant's Certificate of Incorporation and
Article VI of the Registrant's Bylaws provide for mandatory indemnification of its directors and officers, and permissible indemnification of employees and other agents, to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with certain of its officers and directors. Reference is also made to the proposed form of Underwriting Agreement contained in Exhibit 1 hereto, which provides for the indemnification of officers and directors of the Registrant against certain liabilities.

Item 16. Exhibits and Financial Statement Schedules

   (a) The following exhibits are filed as part of this Registration Statement:

 Exhibit
 Number  Description
 ------- -----------
     1*  Form of Underwriting Agreement
   5.1*  Opinion of Davis Polk & Wardwell
   5.2*  Opinion of Sloane Levy, Esq.
  11.1   Statement regarding computation of Per Share Earnings (included in the
         Notes to the Consolidated Financial Statements of Modem Media . Poppe
         Tyson, Inc.)
  23.1   Consent of Arthur Andersen LLP
  23.2   Consent of KPMG LLP, Independent Accountants
  23.3*  Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
  23.4*  Consent of Sloane Levy, Esq. (included in Exhibit 5.2)
  24.1** Power of Attorney (included on the signature page of the Registration
         Statement filed on March 15, 2000)

---------------------
 * To be filed by amendment.

** Previously filed.

Item 17. Undertakings

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement :

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby understands that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on the 23rd day of March, 2000.

                                          Modem Media . Poppe Tyson, Inc.

                                          By:  /s/ Gerald M. O'Connell
                                            -----------------------------------
                                                 Gerald M. O'Connell
                                               Chief Executive Officer

   Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities indicated on the 23rd day of March, 2000.

                  Signature                             Title
                  ---------                             -----

           /s/ Gerald M. O'Connell             Chief Executive Officer
 ___________________________________________   and Chairman (Principal
             Gerald M. O'Connell                  Executive Officer)

                      *                      President, Chief Operating
 ___________________________________________     Officer and Director
             Robert C. Allen, II

                      *                        Chief Financial Officer
 ___________________________________________   (Principal Financial and
              Steven C. Roberts                  Accounting Officer)

                      *                               Director
 ___________________________________________
               Robert H. Beeby

                      *                               Director
 ___________________________________________
            Donald M. Elliman, Jr

                      *                               Director
 ___________________________________________
               Terry D. Peigh

                      *                               Director
 ___________________________________________
                 Don Peppers

                      *                               Director
 ___________________________________________
              Donald L. Seeley

                      *                               Director
 ___________________________________________
              Joseph R. Zimmel

*By:  /s/ Gerald M. O'Connell
    ------------------------------

      Gerald M. O'Connell

        Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number   Description
 -------  -----------
     1*   Form of Underwriting Agreement
   5.1*   Opinion of Davis Polk & Wardwell
   5.2*   Opinion of Sloane Levy, Esq.
  11.1    Statement regarding computation of Per Share Earnings (included in the Notes to the Consolidated Financial Statements of Modem
          Media . Poppe Tyson, Inc.)
  23.1    Consent of Arthur Andersen LLP
  23.2    Consent of KPMG LLP, Independent Accountants
  23.3*   Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
  23.4*   Consent of Sloane Levy, Esq. (included in Exhibit 5.2)
  24.1**  Power of Attorney (included on the signature page of the Registration
          Statement filed on March 15, 2000)

---------------------
*  To be filed by amendment.

** Previously filed.